EQUITY PURCHASE AGREEMENT

by and among

ARGON ST, INC.,

a Delaware corporation

and

CSIC HOLDINGS LLC,

a Delaware limited liability company

COHERENT SYSTEMS INTERNATIONAL, CORP.,

a Delaware corporation

THE STOCKHOLDERS OF COHERENT SYSTEMS INTERNATIONAL, CORP.

and

RICHARD S. IANIERI, AS SELLER REPRESENTATIVE

Dated: August 12, 2007

TABLE OF CONTENTS

Page

1.		DEFINITIONS; INTERPRETATION.
	1.1	DEFINITIONS.	1
	1.2	CERTAIN INTERPRETIVE MATTERS	11
2.		PURCHASE PRICE.	12
	2.1	PURCHASE AND SALE OF THE EQUITY AND PURCHASE PRICE.	12
	2.2	CLOSING AND PAYMENTS AT CLOSING.	12
	2.3	DETERMINATION OF ACTUAL NET ASSETS.	14
	2.4	ADJUSTMENT ATTRIBUTABLE TO ACTUAL NET ASSETS;	14
		ALLOCATION.
	2.5	BONUS PAYMENTS ON OR BEFORE CLOSING.	14
	2.6	ADDITIONAL PAYMENTS.	14
	2.7	FORM OF PAYMENTS.	14
3.		REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS,	14
		PARENT AND COMPANY
	3.1	ORGANIZATION.	15
	3.2	AUTHORIZATION; DOCUMENTATION.	16
	3.3	TITLE TO THE EQUITY, ETC.	16
	3.4	CAPITALIZATION.	17
	3.5	BINDING AGREEMENT.	18
	3.6	NO BREACH.	18
	3.7	PERMITS.	18
	3.8	COMPLIANCE WITH LAWS.	18
	3.9	TITLE TO AND SUFFICIENCY OF ASSETS.	19
	3.10	CONDITION OF PERSONAL PROPERTY.	19
	3.11	ACCOUNTS RECEIVABLE.	19
	3.12	INTELLECTUAL PROPERTY.	19
	3.13	CONTRACTS.	23
	3.14	LITIGATION.	24
	3.15	FINANCIAL STATEMENTS; CONTROLS.	24
	3.16	LIABILITIES.	25
	3.17	TAX MATTERS.	25
	3.18	SOLVENCY.	30
	3.19	EMPLOYEE BENEFIT PLANS; ERISA.	31
	3.20	INSURANCE.	33
	3.21	ENVIRONMENTAL MATTERS.	34
	3.22	REAL ESTATE.	35
	3.23	NO OTHER AGREEMENT TO SELL.	36
	3.24	TRANSACTIONS WITH CERTAIN PERSONS.	36
	3.25	DISCLOSURE.	37
	3.26	AFFILIATES.	37
	3.27	EMPLOYEES AND CONTRACTORS.	37
	3.28	ORGANIZATIONAL CONFLICTS OF INTEREST.	38
	3.29	GOVERNMENT AUDITS.	38
	3.30	LABOR RELATIONS.	38
	3.31	MANAGER AND MEMBER APPROVAL.	38
	3.32	BROKERS.	39
	3.33	GOVERNMENT CONTRACTS.	39
	3.34	DEFENSE ARTICLES, DEFENSE SERVICES AND TECHNICAL DATA.	44
	3.35	BANK ACCOUNTS.	44
	3.36	SUPPLIERS AND CUSTOMERS; PRODUCTS.	44
	3.37	EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.	45
	3.38	BACKLOG.	47
4.		REPRESENTATIONS AND WARRANTIES OF PURCHASER.	47
	4.1	ORGANIZATION.	48
	4.2	NECESSARY AUTHORITY.	48
	4.3	NO CONFLICTS.	48
	4.4	BROKERS.	48
	4.5	LITIGATION; COMPLIANCE WITH LAW.	48
	4.6	INVESTMENT INTENT.	48
	4.7	INSOLVENCY.	49
	4.8	FINANCING.	49
5.		COVENANTS OF THE STOCKHOLDERS, PARENT, COMPANY AND	49
		PURCHASER.
	5.1	AFFIRMATIVE COVENANTS OF COMPANY AND PARENT.	49
	5.2	NEGATIVE COVENANTS OF COMPANY, PARENT AND STOCKHOLDERS.	49
	5.3	ADVERSE DEVELOPMENTS.	52
	5.4	POTENTIAL BREACH.	52
	5.5	ACCESS.	52
	5.6	FINANCIAL STATEMENTS.	53
	5.7	NO NEGOTIATIONS.	53
	5.8	CONFIDENTIALITY.	53
	5.9	NO INCONSISTENT ACTION.	54
	5.10	PERMITS.	54
	5.11	OBLIGATIONS TO EMPLOYEES.	54
	5.12	NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.	54
	5.13	FURTHER ACTION.	55
	5.14	USE OF NAME.	55
	5.15	MAINTENANCE OF CORPORATE LEGAL STATUS.	55
	5.16	MAINTENANCE OF INSURANCE.	56
	5.17	TRANSITION SERVICES.	56
6.		CONDITIONS TO PURCHASER’S OBLIGATIONS.	56
	6.1	REPRESENTATIONS AND WARRANTIES.	56
	6.2	COMPLIANCE WITH COVENANTS.	56
	6.3	CLOSING DOCUMENTS.	56
	6.4	REQUIRED CONSENTS.	56
	6.5	ABSENCE OF LITIGATION.	56
	6.6	EXECUTION OF SELLER NON-COMPETITION AGREEMENT.	57
	6.7	EXECUTION OF STANDARD EMPLOYEE NDAS.	57
	6.8	EXECUTION OF EMPLOYMENT AGREEMENTS.	57
	6.9	TERMINATION OF EXISTING EMPLOYMENT AGREEMENTS.	57
	6.10	TERMINATION OF EXISTING PERFORMANCE PLANS.	57
	6.11	CORPORATE RECORDS.	57
	6.12	AUDIT AND TAX RETURN FOR CALENDAR YEAR 2006.	57
	6.13	NO MATERIAL ADVERSE EFFECT.	57
	6.14	RELATED PARTY TRANSACTIONS.	58
	6.15	CONTRIBUTION AGREEMENT.	58
7.		CONDITIONS TO COMPANY’S AND PARENTS’ OBLIGATIONS.	58
	7.1	REPRESENTATIONS AND WARRANTIES.	58
	7.2	COMPLIANCE WITH COVENANTS.	58
	7.3	CLOSING DOCUMENTS.	58
	7.4	REQUIRED CONSENTS.	58
	7.5	ABSENCE OF LITIGATION.	58
8.		CLOSING DOCUMENTS.	59
	8.1	CLOSING DOCUMENTS TO BE DELIVERED BY COMPANY AND PARENT.	59
	8.2	CLOSING DOCUMENTS TO BE DELIVERED BY PURCHASER.	60
	8.3	OTHER CLOSING DOCUMENTS AND ACTIONS.	61
9.		TERMINATION.	61
	9.1	TERMINATION.	61
	9.2	EFFECT OF TERMINATION.	61
10.		INDEMNIFICATION.	61
	10.1	INDEMNIFICATION BY THE PARENT AND STOCKHOLDERS.	61
	10.2	INDEMNIFICATION BY THE PURCHASER.	62
	10.3	SUPPLEMENTAL INDEMNIFICATION.	62
	10.4	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.	63
	10.5	CERTAIN LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.	63
	10.6	DEFENSE OF CLAIMS.	64
	10.7	NON-THIRD PARTY CLAIMS.	65
	10.8	LIABILITY OF THE COMPANY.	65
	10.9	TAX TREATMENT.	66
	10.10	NO WAIVER.	66
	10.11	NO RIGHT OF CONTRIBUTION.	66
	10.12	EXCLUSIVE REMEDY.	66
11.		POST CLOSING MATTERS.	66
	11.1	COOPERATION.	66
	11.2	LITIGATION SUPPORT.	66
	11.3	TRANSITION.	67
	11.4	CONFIDENTIALITY.	67
	11.5	BOOKS AND RECORDS.	67
	11.6	COOPERATION AND RECORDS RETENTION.	67
	11.7	TAX MATTERS.	68
	11.8	MARKET STAND-OFF.	69
	11.9	RELEASE AND COVENANT NOT TO SUE.	69
12.		EXPENSES.	69
13.		AMENDMENT; BENEFIT AND ASSIGNABILITY.	70
14.		NOTICES.	70
15.	.	WAIVER
16.		ENTIRE AGREEMENT.	71
17.		COUNTERPARTS.	71
18.		CONSTRUCTION.	71
19.		SEVERABILITY.	71
20.		CHOICE OF LAW, FORUM.	72
21.		PUBLIC STATEMENTS.	72
22.		WAIVER OF TRIAL BY JURY.	72
23.		REMEDIES.	72
24.		SELLER REPRESENTATIVE.	72

EXHIBITS
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F	Contribution Agreement Form of Seller Non-Competition Agreement Form of Standard Employee NDA Form of Employment Agreement Form of Opinion Letter Additional Payments

SCHEDULES

Schedule 1 Stockholders
Schedule KP Key Personnel
Schedule Knowledge Knowledge Personnel
Schedule TC Target Contracts
Schedule 3.1(a) Foreign qualifications
Schedule 3.1(b) Subsidiaries
Schedule 3.4(a) Capitalization
Schedule 3.4(b) Capitalization: Subsidiaries
Schedule 3.4(c) Options
Schedule 3.6 Non-Contravention
Schedule 3.7 Permits
Schedule 3.8 Compliance with Laws
Schedule 3.9 Permitted Liens
Schedule 3.10 Personal Property
Schedule 3.11 Accounts Receivable
Schedule 3.12(a)(i) Intellectual Property
Schedule 3.12(a)(ii) IP Licenses
Schedule 3.12(h) Software
Schedule 3.12(i) Trade Secrets
Schedule 3.12(n) Open Source Software
Schedule 3.13(a) Contracts
Schedule 3.13(c) Contracts – Terminable
Schedule 3.14 Litigation
Schedule 3.15 Financial Statements
Schedule 3.16 Liabilities
Schedule 3.17(a) Tax Matters – Tax Returns
Schedule 3.17(f) Tax Matters – Affiliates
Schedule 3.17(l) Tax Notices
Schedule 3.19(a) Employee Benefit Plans
Schedule 3.19(i) Accelerated Compensation
Schedule 3.19(k) Benefit Plans – Continuation
Schedule 3.19(l) 490A Benefit Plans
Schedule 3.20(a) Insurance
Schedule 3.20(b) Insurance Claims
Schedule 3.22(a) Leased Property
Schedule 3.22(b) Leased Improvements
Schedule 3.22(c) Owned Real Property
Schedule 3.24 Transactions with Certain Persons
Schedule 3.24(b) Contracts Continuing After 60 Days
Schedule 3.26 Affiliates
Schedule 3.27 Employees
Schedule 3.27(b) Contractors
Schedule 3.28 Organizational Conflicts of Interest
Schedule 3.29 Government Audits
Schedule 3.30 Labor Relations
Schedule 3.32 Brokers
Schedule 3.33(a)(i) Government Contracts
Schedule 3.33(a)(ii) Project Charge Codes
Schedule 3.33(a)(iii) Government Bids
Schedule 3.33(a)(iv) Government Contracts – Uncompleted
Schedule 3.33(b) Government Contracts – Defaults
Schedule 3.33(c) Government Contracts – Noncompliance
Schedule 3.33(d) Government Contracts – Breach
Schedule 3.33(f) Government Contracts – Terminated
Schedule 3.33(g) Government Contracts – Claims
Schedule 3.33(j) Government Audits
Schedule 3.33(m) Government Contracts – Rates
Schedule 3.33(o) Material Claims
Schedule 3.33(q) Cost Overruns
Schedule 3.33(r) Government Contracts – Assignments
Schedule 3.33(s) Government Contracts – Outstanding
Costs
Schedule 3.33(v) Failed Security Clearances
Schedule 3.34 Violations of import/export laws
Schedule 3.35 Bank Accounts
Schedule 3.36(a) Suppliers and Customers
Schedule 3.37 Subsequent Events
Schedule 3.38 Backlog
Schedule 3.39 Extensions of Credit
Schedule 6.4 Purchaser Required Consents
Schedule 7.4 Company Required Consents

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 12th day of August 2007, by and among Argon ST, Inc., a Delaware corporation (“Purchaser”), CSIC Holdings LLC, a Delaware limited liability company (“Company”), Coherent Systems International, Corp., a Delaware corporation (“Parent”), those Persons listed on Schedule 1 hereto (collectively, the “Stockholders”), and Richard S. Ianieri, as a representative of Parent and all of the Stockholders (the “Seller Representative”).

RECITALS

A. Parent owns all of the issued and outstanding equity capital of the Company (the “Equity”).

B. Prior to the Closing, Parent will contribute substantially all of its assets and liabilities to the Company pursuant to a Contribution Agreement, in the form attached hereto as Exhibit A (the “Contribution Agreement”), and agreed to change its name to “Gateway Concepts, Inc.”

C. Parent desires to sell and convey the Equity to Purchaser, and Purchaser desires to purchase the Equity from Parent, upon the terms and conditions set forth in this Agreement.

D. The Equity that is to be sold and conveyed to Purchaser pursuant to this Agreement constitutes all of the issued and outstanding equity securities of Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS; INTERPRETATION.

1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Actual Net Assets” shall have the meaning set forth in Section 2.4 hereof.

“Additional Claims” shall have the meaning set forth in Section 10.3(f) hereof.

“Additional Holdback Amount” shall have the meaning set forth in Section 2.2(c)(i)(B) hereof.

“Additional Payment” shall have the meaning set forth in Exhibit F, Section (a).

“Additional Payment Notice” shall have the meaning set forth in Exhibit F, Section (c)(i).

“Additional Payment Period” shall have the meaning set forth in Exhibit F, Section (b).

“Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

“Assets” means all cash and cash equivalents, marketable securities, Personal Property and real property of Company, all Contracts, Leases and Property Warranties to which Company is a party, all Permits held by Company, all Intellectual Property and all other assets of Company.

“Audit Report” shall have the meaning set forth in Section 2.2(c)(iii) hereof.

“Audit Claims” shall have the meaning set forth in Section 10.3(e) hereof.

“Basket Amount” shall have the meaning set forth in Section 10.5(a) hereof.

“Benefit Plans” shall have the meaning set forth in Section 3.19(a) hereof.

“Bulk Sale Laws” shall mean the Laws of any jurisdiction relating to bulk sales or transfers that are applicable to (a) the contribution of assets by Parent to the Company pursuant to the Contribution Agreement, or (b) the sale of the Equity pursuant to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Fairfax County, Virginia are open for the general transaction of business.

“Closing” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Closing Date Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Closing Payment” shall have the meaning set forth in Section 2.2(c)(i) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the U.S. Department of Defense through its representatives in the Defense Security Service and each and every agency sponsoring or acting as Cognizant Security Authority for the Sensitive Compartmented Information Facilities maintained by the Company or for any access held by employees of the Company to the extent the Defense Security Service is not recognized as the Cognizant Agency for the Classified Facility or for sponsorship of those accesses.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Confidential Information” means any information concerning the business and affairs of the Parent, the Company or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Parent or the Company by third parties to the extent that the Parent or the Company has an obligation of confidentiality in connection therewith.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which Company is a party or which are binding upon Company or the Assets, and which are in effect on the date hereof or as of the Closing Date, including those listed on Schedule 3.13, Schedule 3.22(a), or Schedule 3.33(a)(i).

“Contribution Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Control” shall have the meaning set forth in the definition of Affiliate contained in this Section 1.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Effective Time” shall have the meaning set forth in Section 2.2(b) hereof.

“Emerald” means Emerald Steel, LLC, a Florida limited liability company and a Subsidiary of the Company.

“Emerald Assignment” means the Assignment of Contract between Emerald and the Company, in form and substance acceptable to the Purchaser, entered into pursuant to the Contribution Agreement.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by the Parent or the Company or any other Person. With respect to claims by employees or other third parties, Environmental Condition shall also include the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health or the environment, or actual or threatened releases, discharges, or emissions into the environment or within structures.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Equity” shall have the meaning set forth in the Recitals to this Agreement.

“Equity Holder Claims” shall have the meaning set forth in Section 10.3(c) hereof.

“ERISA” shall have the meaning set forth in Section 3.8 hereof.

“Estimated Net Assets” shall have the meaning set forth in Section 2.2(d) hereof.

“Estimated Closing Date Balance Sheet” shall have the meaning set forth in Section 2.2(d) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Employment Agreements” means, collectively, (a) the Employment Agreement by and between the Parent and Richard S. Ianieri, dated January 2, 2007, (b) the Employment Agreement by and between the Parent and John Iffland, dated July 12, 2006, (c) the Employment Agreement by and between the Parent and Bruce A. Walter, dated March 31, 2006, (d) the Employment Agreement by and between the Parent and Jeffrey L. Lytle, dated March 31, 2006, and (e) and the Employment Agreement by and between the Parent and Robert J. Greenberg, dated January 2, 2007.

“Existing Performance Plans” means, collectively, (a) the Parent’s Performance Unit Plan, dated November 17, 2003, and (b) the Parent’s 2006 Executive Performance Bonus Plan, effective July 12, 2006.

“Expense Claims” shall have the meaning set forth in Section 10.3(b) hereof.

“Expense Funds” shall have the meaning set forth in Section 24(d) hereof.

“FAR” shall have the meaning set forth in Section 3.33(c) hereof.

“Final Certificate and Flow of Funds Memorandum” shall have the meaning set forth in Section 2.2(d) hereof.

“Financial Statements” shall have the meaning set forth in Section 3.15(a) hereof.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any offer made by the Parent or the Company prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Materials” means any substance, material, liquid or gas defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum products and friable materials containing more than one percent (1.0%) asbestos by weight.

“Indirect Costs” means any costs other than Direct Contract Costs, including fringe benefits, general and administrative expenses and overhead expenses.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by Company: (a) patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration thereof (collectively, “Trademarks”); (c) works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights (collectively, “Copyrights”); (d) trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) (collectively, “Trade Secrets”); (e) all domain name registrations, web sites and web pages and related rights, items and documentation related thereto (collectively, “Internet Assets”) (f) computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases (“Software”); and (g) all licenses, and sublicenses, and other agreements or permissions related to the preceding property.

“Interim Period” shall have the meaning set forth in Section 5.13(b) hereof.

“Internet Assets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“IP Claims” shall have the meaning set forth in Section 10.3(c) hereof.

“IP Licenses” shall have the meaning set forth in Section 3.12(a)(ii) hereof.

“IRS” means Internal Revenue Service.

“Key Personnel” means the Persons set forth on Schedule KP.

“Knowledge” means (a) with respect to Company, the knowledge after Reasonable Inquiry of any officer, manager, director, or Knowledge Personnel of the Company, (b) with respect to any Stockholder, the knowledge of such Stockholder after Reasonable Inquiry, and (c) with respect to any other Person, the actual knowledge of such Person. For the sake of clarity and the avoidance of doubt, references in this Agreement to the “Knowledge of Company or any of the Stockholders” are intended to include the largest possible number of Persons such that it should be construed as the Knowledge of the Parent or the Company or the Knowledge of any Stockholder.

“Knowledge Personnel” means the Persons set forth on Schedule Knowledge.

“Laws” shall have the meaning set forth in Section 3.6 hereof.

“Leases” shall have the meaning set forth in Section 3.22(a) hereof.

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” shall have the meaning set forth in Section 3.22(a) hereof.

“Liens” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances on or ownership interests in the Assets or the Equity, as applicable.

“Loan Documents” shall mean that certain Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) made by and among the Purchaser, Parent and parties named therein, dated July 13, 2007.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens (other than Permitted Liens), losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to the Parent or the Company, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Parent or the Company, or materially diminish the value of the Parent or the Company or the Equity or (b) does or would reasonably be expected to materially impair or delay the ability of Parent, Company or any Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Net Assets” means the difference (whether positive or negative) of (a) the assets of the Company as of the Closing Date, minus (b) the liabilities of the Company as of the Closing Date, in each case as determined in accordance with GAAP immediately prior to the consummation of the purchase and sale of the Equity contemplated hereby.

“Net Indebtedness Amount” means an amount equal to, as of the Closing Date, (i) the then outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Parent or the Company and its Subsidiaries, including indebtedness under any bank credit agreement and any other related agreements, and amounts due to Purchaser under the Loan Documents, minus (ii) the amount of cash on hand at the Company immediately prior to the Closing. If the Net Indebtedness Amount is a negative number, the parties hereto shall treat it is zero.

“Notices” shall have the meaning set forth in Section 14 hereof.

“Open Source Materials” shall have the meaning set forth in Section 3.12(n) hereof.

“Operating Agreement” means the limited liability company agreement of the Company, as in effect from time to time.

“Options” means options, warrants or other rights to subscribe for or purchase any equity securities or other equity interests of Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of Company.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by the equity holders of such Person, the board of directors of such Person or any committee of the board of directors of such Person and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable entities. For the avoidance of doubt, actions related to acquisitions of Persons (whether by merger or stock, equity or asset purchase) will not be considered by the parties hereto to be in the Ordinary Course of Business.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Patents” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company to own the Assets or conduct Company’s business as is now being conducted.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (c) Liens as of the date hereof set forth on Schedule 3.9 hereof.

“Permitted Use” shall have the meaning set forth in Section 11.5 hereof.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, equity interests in or debt instruments of any Affiliate, and other tangible personal property which are owned or leased by Company and used or useful in the conduct of Company’s business or the operations of Company’s business including the Personal Property identified on Schedule 3.10.

“Property” shall have the meaning set forth in Section 3.20(c) hereof.

“Property Warranties” means all of Company’s rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Purchase Price” shall have the meaning set forth in Section 2.1 hereof.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Parties” shall have the meaning set forth in Section 10.1 hereof.

“Reasonable Best Efforts” means the efforts that a reasonably prudent Person would use to achieve a result as expeditiously as reasonably possible.

“Reasonable Inquiry” means the investigation that a reasonably prudent manager (or applicable Person) would conduct to determine the accuracy of such matter.

“Regulations” means the United States treasury regulations promulgated under the Code.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, managers, officers, employees, agents, advisors (including financial advisors, counsel and accountants), financing sources and direct and indirect controlling persons.

“Response Action Contractor” means a Person that holds a response action contract to provide professional architect/engineering services to the U.S. Environmental Protection Agency to support response planning and oversight of activities under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reorganization Act of 1986.

“Restrictive Transfer Agreement” means that certain Restrictive Transfer Agreement, dated June 14, 2001, as amended, by and among the Parent and its stockholders.

“Retained Amount” shall have the meaning set forth in Section 2.2(c)(i)(A) hereof.

“Section 409A Plan” shall have the meaning set forth in Section 3.19(l) hereof.

“Seller Closing Payment Certificate” shall have the meaning set forth in Section 2.2(d) hereof.

“Seller Expenses” shall mean the aggregate of (i) all fees and expenses payable by the Parent, the Company or any Stockholder in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants plus (ii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement and payable by the Parent or the Company or any Stockholder.

“Seller Non-Competition Agreement” shall have the meaning set forth in Section 6.6 hereof.

“Seller Parties” shall have the meaning set forth in Section 10.2 hereof.

“Seller Representative” shall have the meaning set forth in the Preamble to this Agreement and shall have the obligations and entitlements set forth in Section 24 hereof.

“Software” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Standard Employee NDAs” shall have the meaning set forth in Section 6.7 hereof.

“Statement Date” shall have the meaning set forth in Section 3.15(a) hereof.

“Stockholder” shall have the meaning set forth in the Preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Notwithstanding the foregoing, Emerald is deemed to be a Subsidiary for purposes of this Agreement. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Target Funded Bookings” means orders or contracts received during the calendar year 2007 or 2008, as applicable, by the Company, the Purchaser or its Affiliates, with respect to (a) the Contracts set forth on Schedule TC, and (b) for a funded obligation or an unfunded but tasked Contract of an end user, which is determined solely by the Purchaser in good faith, in writing, to be subject to this Agreement.

“Target Revenue” means revenue recognized by the Company, the Purchaser or its Affiliates during calendar year 2007 or 2008, as applicable, from (a) the Contracts set forth on Schedule TC, and (b) which is determined solely by the Purchaser in good faith, in writing, to be subject to this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

“Tax Claim” means any claim for Losses or indemnification of the Purchaser Parties pursuant to Section 10, (a) based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of the Parent or the Company contained in this Agreement related to liability of the Parent or the Company for Taxes, including Section 3.17, and (b) pursuant to Section 10.3(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of the Parent or the Company or any Affiliates of the Parent or the Company other than the Stockholders or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax Sharing Agreements” shall have the meaning set forth in Section 3.17(g) hereof.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property contained in this Section 1.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender shall include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number shall each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term; (e) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (g) except as otherwise indicated, all references in this Agreement to the underlined words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules and Exhibits to this Agreement. The parties further acknowledge and agree that: (i) this Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party, (ii) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits and Disclosure Schedules attached hereto) and have contributed to its revision, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

2. PURCHASE PRICE.

2.1 Purchase and Sale of the Equity and Purchase Price. At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, Parent shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase and accept from Parent, the Equity. In full payment for the Equity, Purchaser shall pay at Closing, in the manner described in Section 2.2(c), (a) Sixteen Million Four Hundred Twenty-Eight Thousand Dollars and 00/100 ($16,428,000.00) plus (b) any and all amounts due to Purchaser under the Loan Documents, which the parties agree is Three Million Seven Hundred Thousand Dollars and 00/100 ($3,700,000.00) as of the date hereof plus (the amount in (a) plus the amount in (b), the “Closing Date Purchase Price” and the Closing Date Purchase Price as adjusted pursuant to the terms of this Agreement is referred to as the “Purchase Price”).

2.2 Closing and Payments at Closing.

(a) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, commencing at 10:00 a.m. local time on the date that is two (2) Business Days following the satisfaction or the Purchaser’s waiver of the Closing conditions set forth in Section 6 and the satisfaction or the Company’s or Parent’s waiver of the Closing conditions set forth in Section 7 (such later date, the “Closing Date”). At the Closing, (i) Parent will deliver to Purchaser or the appropriate third parties the various certificates, instruments, and documents referred to in Section 8.1 below and (ii) Purchaser will deliver to the Parent or the appropriate third parties the various certificates, instruments, and documents referred to in Section 8.2 below. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) Timing. By mutual agreement of the parties, the Closing may take place by conference call and facsimile with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

(c) Payments at Closing.

(i) At the Closing, Purchaser shall:

(A) retain One Million Five Hundred Thousand Dollars ($1,500,000) (the “Retained Amount”) in accordance with Section 2.2(c)(iii); and

(B) retain Three Hundred Thousand Dollars ($300,000) (the “Additional Holdback Amount”) in accordance with Section 2.2(c)(iv); and

(C) pay any unpaid Seller Expenses that have not been paid by the Parent, the Company or the Stockholders prior to Closing, and Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Parent by the amount so paid; and

(D) pay the Net Indebtedness Amount, if any, and the Purchaser shall reduce the amount of the Closing Date Purchase Price to be paid to Parent by the Net Indebtedness Amount.

The Closing Date Purchase Price minus the payments (or the assumption of liabilities) described in paragraphs (A), (B), (C) and (D) of this Section 2.2(c)(i) is herein referred to as the “Closing Payment”.

(ii) At the Closing, Purchaser shall pay to Parent the Closing Payment by wire transfer of immediately available funds to Parent to an account designated by Parent in the Final Certificate and Flow of Funds Memorandum.

(iii) Purchaser shall retain the Retained Amount as a reserve and paid to Parent, if at all, in accordance with this Section 2.2(c)(iii). Purchaser shall retain the Retained Amount in a separate account, but which shall be subject to offset and retained as a security for any Losses which may become payable to the Purchaser Parties pursuant to Section 10. The balance contained in the Retained Amount, following any such offset, shall be distributed to the Parent, if at all, within ten (10) days of the later to occur of: (A) receipt by the Company of the DCAA Audit report for the year ended December 31, 2006 (the “Audit Report”), and (B) the three (3) year anniversary of the Closing Date. The offset remedy under this Section 2.2(c)(iii) is not exclusive, but is in addition to any other remedy available to Purchaser.

(iv) Purchaser shall retain the Additional Holdback Amount as a reserve and paid to Parent, if at all, in accordance with this Section 2.2(c)(iv). Purchaser shall retain the Additional Holdback Amount in a separate account, but which shall be subject to offset and retained as a security for any Losses which may become payable to the Purchaser Parties pursuant to Section 10 with respect to breaches of the representations and warranties set forth in: (A) Section 3.8 with respect to the Fair Labor Standards Act, (B) Section 3.17 with respect to sales, use and property Taxes, and (C) Section 3.33(t). The balance contained in the Additional Holdback Amount, following any such offset, shall be distributed to the Parent, if at all, within ten (10) days of the one (1) year anniversary of the Closing Date. The offset remedy under this Section 2.2(c)(iv) is not exclusive, but is in addition to any other remedy available to Purchaser.

(d) Seller Closing Payment Certificate. Not later than three (3), nor more than five (5) Business Days prior to the Closing Date, the Company and Seller Representative shall prepare and deliver to Purchaser a certificate signed by Company and Parent certifying the Company’s and Parent’s good faith estimate (including all calculations in reasonable detail) of: (i) an estimated unaudited balance sheet of Company as of the Closing Date (“Estimated Closing Date Balance Sheet”), prepared on a basis consistent with the Parent’s December 31, 2006 Balance Sheet, using the accounting principles previously used by the Parent applied on a consistent basis, which shall include a calculation of the Net Assets of Company as of the Closing Date (“Estimated Net Assets”), which for the avoidance of doubt shall exclude any receivables written off or determined by the Company to be uncollectible, (ii) the amount that Net Indebtedness Amount will be on the Closing Date together with payoff letters from all the Company’s lenders, (iii) the amount of unpaid Seller Expenses to be paid at Closing, and (iv) the amount of the Closing Payment to be paid to Parent (such statement, the “Seller Closing Payment Certificate”). These calculations shall be used in connection with Purchaser’s payments described in Section 2.2(c). The Seller Closing Payment Certificate shall also contain wire instructions for all of the forgoing payments (or instructions to pay certain amounts by check) and all of the other payments referenced in Section 2.2. As promptly as practicable but not later than one (1) Business Day prior to the Closing, Purchaser shall identify any adjustments that it believes are required to the Seller Closing Payment Certificate delivered by Company and Seller Representative. If Parent disputes any such adjustments, Purchaser and Seller Representative shall use Reasonable Best Efforts to resolve such dispute, after which Company and Seller Representative shall re-deliver to Purchaser the certificate with such adjustments as the parties have agreed are appropriate. The form of certificate finally delivered pursuant to this Section 2.2(d) and acceptable to the Purchaser and the Company and Seller Representative is referred to herein as the “Final Certificate and Flow of Funds Memorandum”.

2.3 Determination of Actual Net Assets. Within one hundred twenty (120) days after the Closing Date, Purchaser will prepare and deliver to Company and Seller Representative a certificate, signed by Purchaser, certifying Purchaser’s audited determination of the actual Net Assets of the Company as of the Closing Date (the “Actual Net Assets”), and identifying any adjustments to the Purchase Price as a result of such amounts being greater or less than the amount of Estimated Net Assets set forth on the Final Certificate and Flow of Funds Memorandum, in accordance with Section 2.4.

2.4 Adjustment Attributable to Actual Net Assets; Allocation. If the Estimated Net Assets exceeds the Actual Net Assets, then the Parent agrees that the amount of such difference between the Estimated Net Assets and the Actual Net Assets may be released from the Retained Amount and paid over to Purchaser. Purchaser will determine the allocation of the Purchase Price among the assets of the Company, consistent with applicable IRS regulations and subject to the involvement of an independent, reputable valuation or accounting firm. Parent and Stockholders agree to use such allocation determination for purposes of Section 4.2 of the Contribution Agreement and all Tax Returns.

2.5 Bonus Payments On or Before Closing. Company shall pay, on or before the Closing, any severance or bonus payments required to be paid to employees for employees who cease their employment as of or prior to Closing.

2.6 Additional Payments. In addition to amounts payable in Section 2.2(c) above as the Closing Payment, the Purchaser agrees to make additional payments to Parent as an increase in the Purchase Price (each an “Additional Payment”) as set forth on Exhibit F.

2.7 Form of Payments. Except as expressly provided herein, all payments hereunder shall be made by delivery to the recipient by depositing, by check or wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS, PARENT AND COMPANY. Parent, Company and each of the Stockholders jointly and severally represent and warrant to Purchaser the following matters. For purposes of Sections 3.6 through and including 3.14, Sections 3.16 through and including 3.30 and Sections 3.32 through and including 3.38 (including all definitions referenced therein), the term “Company” shall also be deemed to include any Person in which Parent or Company currently holds or will hold as of Closing, an equity interest, and such Person’s further direct and indirect Subsidiaries. If an item listed in the Disclosure Schedules is listed in reference to any Person in which Parent or Company currently holds, in the past held, or will hold as of Closing, an equity interest, the applicable Disclosure Schedule shall identify such Person and such Person’s further direct and indirect Subsidiaries. These representations and warranties, and the information in the Disclosure Schedules referenced therein, are current as of the date of this Agreement and as of the Closing Date except to the extent that a representation, warranty or Disclosure Schedule expressly states that such representation or warranty, or information in such Disclosure Schedule, is current only as of an earlier date or as of the date of this Agreement.

3.1 Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation/formation, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered would not cause a Material Adverse Effect. The Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(a). The address of Company’s principal office and all of Company’s additional places of business are listed on Schedule 3.1(a). Except as set forth on Schedule 3.1(a), during the past five (5) years, Company has not been known by or used any corporate, fictitious or other name in the conduct of Company’s business or in connection with the use or operation of the Assets. Schedule 3.1(a) lists all current managers/directors and officers of Company, showing each such person’s name, positions, and, for each such person that receives compensation for services as a manager/director or officer (as opposed to as an employee), annual remuneration, bonuses and fringe benefits paid by Parent for the current fiscal year and the most recently completed fiscal year. Schedule 3.1(a) also sets forth the amount of distributions made by Company to Parent during Company’s current fiscal year.

(b) Each of the Subsidiaries is listed on Schedule 3.1(b). Each of the Subsidiaries is a corporation, limited liability company or other Person duly incorporated/formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation/formation, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered would not cause a Material Adverse Effect. Each of the Subsidiaries is qualified or registered to do business and is in good standing in each jurisdiction listed on Schedule 3.1(b). Each such Subsidiary has full power and authority to own, lease and operate its property and to carry on its business as now conducted. The address of each such Subsidiary’s principal office and all of its additional places of business are listed on Schedule 3.1(b). Except as set forth on Schedule 3.1(b), during the past five (5) years, no such Subsidiary has been known by or used any corporate/company, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets. Schedule 3.1(b) lists all current directors/managers and officers of each such Subsidiary, showing each such person’s name, positions, and, for each such person that receives compensation for services as a director/manager or officer (as opposed to as an employee), annual remuneration, bonuses and fringe benefits paid by Company or such Subsidiary for the current fiscal year and the most recently completed fiscal year.

3.2 Authorization; Documentation.

(a) Company, Parent and each Stockholder have the requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Company, Parent and each Stockholder, and Company’s, Parent’s and the Stockholders’ consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or other action of Company, Parent and each Stockholder.

(b) The copies of the Certificate of Formation of Company and all amendments thereto, as certified by the State of Delaware, and the Operating Agreement, as certified by its Secretary or Manager, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Certificate of Formation of Company and Operating Agreement, as amended through and in effect on the date hereof and as of the Closing Date. The minute books and records of the proceedings of Company, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete. There have been no changes, alterations or additions to such minute books and records of the proceedings of Company on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

(c) The copies of the Articles/Certificate of Incorporation/Formation of each Subsidiary and all amendments thereto, as certified by its jurisdiction of incorporation/formation, and the Bylaws and/or Operating Agreement of each such Subsidiary, as amended to date and certified by its secretary, copies of which have heretofore been delivered to Purchaser, are true, complete and correct copies of the Articles/Certificate of Incorporation/Formation and Bylaws and/or Operating Agreement of such Subsidiary, as amended through and in effect on the date hereof and as of the Closing Date. The minute books and records of the proceedings of each such Subsidiary, copies of which have been delivered to Purchaser and originals of which will be delivered to Purchaser on the Closing Date are true, correct and complete. There have been no changes, alterations or additions to such minute books and records of the proceedings of any such Subsidiary on or prior to the Closing Date that have not been furnished to Purchaser’s counsel.

3.3 Title to the Equity, Etc. 1.1 Parent owns good, valid and marketable title to the Equity, free and clear of any and all Liens (including any spousal interests (community or otherwise)), as set forth on Schedule 3.4(a). Upon delivery of the Equity to Purchaser on the Closing Date in accordance with this Agreement, and upon Purchaser’s delivery of the Closing Payment to the Parent pursuant to Section 2.2(c), the entire legal and beneficial interest in the Equity and good, valid and marketable title to the Equity, free and clear of all Liens (including any spousal interests (community or otherwise)), will pass to Purchaser. The Company or one of its Subsidiaries own good, valid and marketable title to all of the equity interests in the Subsidiaries, free and clear of any and all Liens. Schedule 1 is true and correct in all respects.

3.4 Capitalization.

(a) The authorized equity securities of Company are membership interests, all of one class. Schedule 3.4(a) sets forth, as of the date hereof, all of the issued and outstanding Equity and the owners of record of such Equity. The Equity to be delivered by Parent to Purchaser pursuant to this Agreement constitutes all outstanding equity securities of Company. The Equity (i) has been duly and validly issued; (ii) is fully paid and nonassessable; (iii) is held beneficially and of record by Parent; and (iv) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Company, are there any voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Equity. There are no outstanding Options, or preemptive rights or rights of first refusal or first offer, and except for the Restrictive Transfer Agreement, nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which Company or Parent is a party or by which Company or Parent is bound relating to any of the Equity or any other equity securities of Company, whether or not outstanding. All of the Equity and other securities of Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

(b) Schedule 3.4(b) sets forth, as of the date hereof, all of the issued and outstanding equity securities for each Subsidiary and the owners of record of such equity securities. All such equity securities (i) have been duly and validly issued; (ii) are fully paid and nonassessable; (iii) are held beneficially and of record as set forth on Schedule 3.4(b); and (iv) were not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any such Subsidiary, nor are there any voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of such equity securities. Except as set forth on Schedule 3.4(b), there are no options, warrants or other rights to subscribe for or purchase any equity interests of any such Subsidiary or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of any such Subsidiary, or preemptive rights or rights of first refusal or first offer nor are there any contracts, commitments, agreements, understandings, arrangements or restrictions to which such Subsidiary is a party or by which it is bound relating to any of its equity securities, whether or not outstanding. All of the equity securities of the Subsidiaries have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

(c) Set forth on Schedule 3.4(c) is a full, complete and accurate ledger of all Options that have ever been issued, which lists, with respect to each Option, the name of the Option holder, date of issuance, vesting schedule, type of security that may be acquired thereunder, aggregate exercise price, termination date and reason such Option is no longer outstanding. Each Option was issued with an exercise price equal to the fair market value of the securities into which such Option was exchangeable, as determined in good faith by the Company’s Manager at the time of each such issuance. To the extent that the Company or its Subsidiaries repurchased any of its securities (including without limitation Options), it did so in accordance with all applicable Laws and disclosure obligations.

3.5 Binding Agreement. This Agreement has been duly executed by Company, Parent and each Stockholder, and delivered to Purchaser, and constitutes the legal, valid and binding agreement of Company, Parent and each Stockholder, enforceable against Company, Parent and each Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Upon execution and delivery at the Closing by Company, Parent and/or any Stockholder which is a party thereto, each other Transaction Document to which Company, Parent or any Stockholder is, or is specified to be, a party, will be duly and validly executed by Company, Parent and any Stockholder which is a party thereto and delivered to Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) Parent’s, Company’s and each Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.6 No Breach. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company, Parent and each Stockholder do not and will not (A) violate or conflict with Company’s Certificate of Formation or Operating Agreement, any organizational or other constituent document of Parent, if any, or, to the Knowledge of Company or any of the Stockholders, any law, statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, permit, license, decree, judgment or order (collectively, “Laws”) of any Governmental Authority to which Company, Parent, the Stockholders, the Equity or the Assets are subject, or by which Company, Parent, the Stockholders, the Equity or Assets may be bound, (B) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Company, Parent or any Stockholder is a party or by which Company, Parent, the Stockholders, the Equity or the Assets may be bound, (C) result in the imposition of a Lien on the Equity or the Assets or (D) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party.

3.7 Permits. Company owns or possesses all right, title and interest in all Permits required to own the Assets and conduct Company’s business as now being conducted and as presently proposed to be conducted. All Permits of Company are listed on Schedule 3.7 and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to the Knowledge of Company or any of the Stockholders, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.8 Compliance With Laws. Except as set forth in Schedule 3.8, Company, Parent and the Stockholders have complied with all Laws of any Governmental Authority applicable to Company, the Equity, Company’s business and the Assets. Specifically, but without limitation, Parent and Company have, in the conduct of Parent’s and Company’s businesses, complied with all applicable Laws relating to the employment of labor, including those concerning wages, hours, safety and health, work authorization, equal employment opportunity, immigration, employee privacy, pension and welfare benefit plans (including the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”)), and the payment and withholding of income taxes, unemployment compensation, worker’s compensation, and right to know and social security contributions and similar taxes, and Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

3.9 Title to and Sufficiency of Assets. Except as set forth on Schedule 3.9, Company has good and marketable title to all of the Assets (excluding Intellectual Property which is addressed in Section 3.12 hereof), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of Company’s business as it is now conducted or that are used or held by Company for use in the operation of Company’s business. Except as set forth on Schedule 3.9, immediately following the Closing, all of the Assets will be owned, leased or available for use by Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, Company owns, leases, uses or holds available for use such Assets.

3.10 Condition of Personal Property. All items of Personal Property of the Company with a value greater than $1,000 are set forth on Schedule 3.10. Except as set forth in Schedule 3.10, all items of Personal Property with a value greater than $500 individually used or useful in the operation of Company’s business, are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use.

3.11 Accounts Receivable. All accounts receivable of Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business and are valid receivables net of reserves shown thereon. All billed and unbilled accounts receivable of the Company as of August 13, 2007 are set forth on Schedule 3.11. To the Knowledge of Company or any of the Stockholders, all accounts receivable of the Company prior to the date hereof and prior to the Closing (in each case whether billed or unbilled): (i) are subject to no setoffs or counterclaims, except those set forth in the respective Contracts, and (ii) have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Parent and Company (net of reserves).

3.12 Intellectual Property.

(a) Disclosure.

(i) Schedule 3.12(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by Company or otherwise used or held for use by Company, specifying as to each item, as applicable: (A) the nature of the item, including the title; (B) the owner of the item; (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (D) the issuance, registration or application numbers and dates.

(ii) Schedule 3.12(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $1,000 or less which are not required to be listed, although such licenses shall be “IP Licenses” as that term is used herein) under which Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and for each such IP License, describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) the scope of such licenses, sublicenses and other agreements or permissions granted.

(b) Ownership. Company owns, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property, except for the Intellectual Property that is the subject of the IP Licenses.

(c) Licenses. Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. The IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate Company as presently conducted. Company has substantially performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor to the Knowledge of Company and the Stockholders is another party thereto, in material breach or default thereunder in any respect, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the IP Licenses is not restricted by any applicable license of the Company.

(d) Registrations. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(e) Claims.

(i) No claim or action is pending or, to the Knowledge of Company and the Stockholders, threatened and neither the Company nor any Stockholder has any Knowledge of any basis for any claim that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, decree, stipulation, charge or agreement restricting in any manner the use, the licensing, or the sublicensing thereof.

(ii) Neither Company nor Parent has received any notice that it has infringed upon or otherwise violated the intellectual property rights of third parties or received any claim, charge, complaint, demand or notice alleging any such infringement or violation, or has Knowledge of any basis for any such claim.

(iii) To the Knowledge of Company or any of the Stockholders, no third party is infringing upon or otherwise violating any Intellectual Property.

(iv) The Company’s products have been marked as required by the applicable Patent statute and Company has given the public notice of its Copyrights and notice of its Trademarks as required by the applicable Trademark and Copyright statutes.

(f) No Infringement of Intellectual Property of Others. To the Knowledge of Company and the Stockholders, none of the Intellectual Property, products or services owned, developed, provided, sold or licensed by Company infringe upon or otherwise violate any intellectual property rights of any third party. To the Knowledge of Company and the Stockholders, none of the Intellectual Property, products or services used by or licensed to the Company by any Person infringe upon or otherwise violate any intellectual property rights of any third party.

(g) Administration and Enforcement. Company has taken all reasonable actions to maintain and protect the Intellectual Property.

(h) Software. All Software owned by Company (as opposed to licensed by the Company) is described in Schedule 3.12(h). Except as set forth on Schedule 3.12(h), (i) such Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) to the Knowledge of Company and the Stockholders, Company has the most current copy or release of the Software so that the same may be subject to registration in the United States Copyright Office; (iii) the Software includes all information sufficient to use such Software in the conduct of the business or operations of Company as of the date of this Agreement; (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any third party; and (v) (A) to the extent that the Software was developed by or for the Company, the Software is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company and (B) to the extent that the Software was not developed by or for the Company, to the Knowledge of Company and the Stockholders, the Software is free from any material defect and does not contain any mechanism for viruses, worms, time bombs, or unauthorized backdoor access that could be used to interfere with the operation of such Software, and performs in general conformance with its documentation as respects the functionality and purposes for which such Software is currently used by Company.

(i) Trade Secrets. Except as disclosed on Schedule 3.12(i) or as required pursuant to the filing of any Patent application, regarding Company’s Trade Secrets: (i) Company has taken all commercially reasonable actions to protect such Trade Secrets from unauthorized use or disclosure; (ii) to the Knowledge of Company and the Stockholders, there has not been an unauthorized use or disclosure of such Trade Secrets; (iii) Company has the sole and exclusive right to bring actions for infringement or unauthorized use of such Trade Secrets; (iv)  to the Knowledge of Company or any of the Stockholders, none of such Trade Secrets infringes upon or otherwise violates valid and enforceable intellectual property or trade secrets of others; and (v) Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, will it be, in violation of any agreement relating to such Trade Secrets.

(j) Employees, Consultants and Other Persons. As of the date hereof, each present or past employee, officer, consultant or any other Person who developed any part of any Intellectual Property, either: (i) is a party to an agreement that conveys or obligates such person to convey to Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment with or engagement on behalf of the Company; (ii) as to copyrighted or copyrightable material created in the course of such Person’s employment with or engagement on behalf of Company is a party to a “work made for hire” agreement pursuant to which Company is deemed to be the original owner/author of all proprietary rights in such material; or (iii) otherwise has by operation of law vested in Company any and all right, title and interest in and to all such Intellectual Property developed by such Person in connection with such Person’s employment with, or engagement on behalf of, Company. Company and Parent have provided Purchaser true and complete copies of all written Contracts referenced in subsections (i) and (ii) above. Attached to Schedule 3.12(j) are copies of the Company’s standard forms of written Contracts referenced in subsections (i) and (ii) above. Schedule 3.12(j) identifies (1) each Company employee or independent contractor that has executed such a Contract and the form of Contract executed by such Person, (2) each Company employee or independent contractor that has not executed such a Contract, and (3) each Company Contract referenced in subsections (i) and (ii) above that deviate in any material respect from the corresponding standard form of written Contracts attached to Schedule 3.12(j).

(k) Employee Breaches. To the Knowledge of Company and the Stockholders, no employee of Company has transferred Intellectual Property or confidential or proprietary information to Company or to any third party in violation of any Law or any term of any employment agreement, Patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with Company or any prior employer.

(l) Related Parties; etc. Company does not use any Intellectual Property owned by any director, manager, officer, employee or consultant of Company. At no time during the conception or reduction to practice of any of the Intellectual Property owned by Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other contract with any Person that could adversely affect the rights of Company to any Intellectual Property.

(m) Transfer. The execution by Company and Parent of this Agreement will not result in the loss or impairment of the rights of Company to own or use any of the Intellectual Property, and Company is not, nor as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will it be, in violation of any IP License.

(n) Open Source. Schedule 3.12(n) sets forth all software that is distributed as “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License) used by the Company (“Open Source Materials”). Schedule 3.12(n) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by the Company. Except as set forth in Schedule 3.12(n), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Intellectual Property owned or exclusively licensed by the Company, or any Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property; or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property owned or exclusively licensed by the Company, or any Company Intellectual Property that otherwise comprises non-Open Source Materials portions of Company Intellectual Property (including requiring that any such Company Intellectual Property be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge).

3.13 Contracts.

(a) Schedule 3.13(a) attached hereto contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party or by which any of its properties or assets are bound (provided that for the purposes of this Section 3.13(a)(i), the term Contracts shall not include Leases and Government Contracts, so long as those Leases and Government Contracts are disclosed on Schedule 3.22(a) or Schedule 3.33(a)(i), respectively):

(i) any Contract which involves expenditures or receipts by Company (other than Contracts which do not require payments or yield receipts of more than $10,000 in any twelve (12) month period or more than $25,000 in the aggregate);

(ii) any Contract containing a covenant or covenants which purport to limit the Company’s ability or right to engage in any lawful business activity or to compete with any Person (including all non-competition and non-solicitation agreements);

(iii) any Contract with any of its officers, directors, managers, employees or Affiliates, not otherwise listed on Schedule 3.24 or Schedule 3.27 hereto, including all non-competition, severance, and indemnification agreements;

(iv) any agreement presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements involving the payment by or to the Company in excess of $5,000 per year;

(v) any power of attorney;

(vi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $5,000, not otherwise described in this Section 3.13(a); and

(vii) any loan agreement, agreement of indebtedness, note, security agreement, guarantee or other document pursuant to or in connection with the Company’s receipt or extension of credit for money borrowed in excess of $5,000.

(b) All of Company’s oral Contracts that are responsive to the categories listed above are identified in the Disclosure Schedules, other than those oral Contracts which may be terminated at any time without any requirement that the Company make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination. All of the revenue received by the Parent over the past five (5) years was received pursuant to written Contracts.

(c) Company has all the Contracts it needs to carry on Company’s business as now being conducted. All of the Contracts listed on Schedule 3.13(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of Company or, to the Knowledge of Company and the Stockholders, on the part of any other party to any such Contract nor has Company received notice of any breach, default or violation. Except as expressly identified on Schedule 3.13(c), (i) Company has not received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect Company and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Contracts on the same terms applicable to such Contracts as of the date hereof. Company has not waived any rights under any such Contract. To the Knowledge of Company and the Stockholders, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract (other than Company) to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any such Contract.

3.14 Litigation. Except as described on Schedule 3.14, there is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule or order or investigation of any nature pending, rendered since January 1, 2001, or, to the Knowledge of Company and the Stockholders, threatened by or against Company, its directors, managers, officers or equity holders (provided that any litigation involving the directors, managers, officers or equity holders of Company must be related to Company’s business, the Equity or the Assets), Company’s business, the Equity or the Assets. The items listed on Schedule 3.14 will not have, either individually or in the aggregate, a Material Adverse Effect on Company. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against Company, the Equity, Company’s business or the Assets.

3.15 Financial Statements; Controls.

(a) Except as set forth on Schedule 3.15, attached to Schedule 3.15 are true, correct and complete copies of (i) the audited balance sheet, income statement and statement of cash flows of Parent as of and for the year ended December 31, 2005 (including any related notes and schedules), (ii) the audited balance sheet, income statement and statement of cash flows of Parent as of and for the year ended December 31, 2006 (including any related notes and schedules), and (iii) the unaudited balance sheet, income statement and statement of cash flows of Parent as of July 31, 2007 (the “Statement Date”) and for the seven (7) month period ended on the Statement Date (such financial statements, collectively, the “Financial Statements”).

(b) The Financial Statements were prepared in accordance with the books and records of Parent and its Subsidiaries, are true, correct and complete in all material respects, and present fairly the financial condition and the results of operations of Parent and/or its Subsidiaries as of the respective dates thereof. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout and among the periods indicated (provided that the unaudited statements do not contain footnotes required by GAAP).

(c) The Parent maintained, and the Company maintains, accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) neither the Parent nor the Company maintains off-the-book accounts and that the Parent’s and the Company’s assets are used only in accordance with the Parent’s and the Company’s management directives, (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Parent and the Company and to maintain accountability for the Parent’s and the Company’s assets; (iv) access to the assets of Parent and the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Parent and the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

3.16 Liabilities. Company has no liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due, except (a) liabilities that are accrued and reflected on the unaudited balance sheet and statement of income of Company as of and for the period ended on the Statement Date, (b) liabilities that are listed on Schedule 3.16 to this Agreement, (c) liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract) since the Statement Date and which are less than $50,000 in the aggregate other than in connection with payroll and payments to suppliers in the Ordinary Course of Business, or (d) obligations to be performed after the date hereof under any Contracts which are required to be or are disclosed on Schedule 3.13, Schedule 3.22(a) or Schedule 3.33(a)(i). The Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person. Neither Parent nor any Stockholder has any claim or action against Company (other than a claim for compensation or reimbursement of expenses due in the Ordinary Course of Business to the extent that such amount is reflected on the Estimated Closing Date Balance Sheet). Any loans or advances listed on Schedule 3.16, will be repaid or waived on or prior to the Closing Date.

3.17 Tax Matters.

(a) Except as set forth on Schedule 3.17(a), which also identifies the date such Tax Returns were filed, all Tax Returns required to have been filed by the Parent have been properly prepared and timely filed. All such Tax Returns are true, correct and complete in all material respects. The Parent has paid or withheld (or caused to be paid or withheld) all Taxes whether or not shown on any Tax Return. No claim has ever been made by an authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(b) The Parent has fully and timely paid Taxes required to have been paid by Parent for all taxable periods through the date hereof (and with respect to the certificate required by Section 8.1(d) through and including the Closing Date), except for such Taxes, if any, as are being contested in good faith.

(c) Parent has given to Purchaser true, correct and complete copies of all Tax Returns filed by the Parent on or after December 31, 2002, examination reports and statements of deficiencies issued by any Taxing Authority with respect to any of Parent’s past four (4) years.

(d) Parent has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(e) None of the Stockholders is a “foreign person” within the meaning of Section 1445 of the Code.

(f) Except as set forth on Schedule 3.17(f), the Parent and each Affiliate of Parent is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing other Tax Returns on a consolidated, combined or unitary group basis.

(g) Parent is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”), and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(h) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by Parent for any taxable period and no written or other request for any such waiver or extension is currently pending.

(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Parent which would have binding effect on Parent for any taxable year ending after the Closing Date.

(j) No audit or other proceeding by any Governmental Authority is pending or threatened orally or in writing with respect to any Taxes due from Parent, (ii) Parent has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from Parent, (iii) to the Knowledge of Company and the Stockholders, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Taxing Authority with any employee or representative of the Parent, and (iv) all deficiencies for Taxes asserted or assessed against Parent have been fully and timely paid, or otherwise settled with the relevant Taxing Authority, or are properly reflected in the Financial Statements.

(k) Parent has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require Parent to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Parent and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and, to the Knowledge of Company and the Stockholders, there has been no oral proposal based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Parent.

(l) Parent has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Except as set forth in Schedule 3.17(l), Parent is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(m) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent by reason of Section 280G of the Code.

(n) Parent has not filed a consent under Section 341(f) of the Code.

(o) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

(p) There are no Liens for Taxes upon the assets or properties of Parent, except for statutory Liens for current Taxes not yet due, and neither the Company nor any Stockholder has any Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of Parent.

(q) Parent has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

(r) No property owned by Parent (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(s) Parent does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(t) Any adjustment of Taxes of Parent made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.

(u) The unpaid Taxes of Parent did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent or Stockholders in filing their Tax Returns. Since the date of the most recent balance sheet, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, or received a prepaid amount received on or prior to the Closing Date.

(w) Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(x) Parent has never (i) acquired assets from another corporation in a transaction in which Parent’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(y) No Tax Returns were required to have been filed by the Company. The Company has paid or withheld (or caused to be paid or withheld) all Taxes. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(z) The Company has fully and timely paid Taxes required to have been paid by Company for all taxable periods through the date hereof (and with respect to the certificate required by Section 8.1(d) through and including the Closing Date), except for such Taxes, if any, as are being contested in good faith.

(aa) Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(bb) Parent is not a “foreign person” within the meaning of Section 1445 of the Code.

(cc) The Company and each Affiliate of Company is not now and has not at any time been a member of any Affiliated Group required to join in the filing of consolidated federal income Tax Returns, or otherwise joined in the filing other Tax Returns on a consolidated, combined or unitary group basis.

(dd) Company is not a party to any Tax Sharing Agreement and does not have, by contract or otherwise, any liability for Taxes of any Person as a transferee or successor.

(ee) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or payable by Company for any taxable period and no written or other request for any such waiver or extension is currently pending.

(ff) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or on behalf of Company which would have binding effect on Company for any taxable year ending after the Closing Date.

(gg) No audit or other proceeding by any Governmental Authority is pending or threatened orally or in writing with respect to any Taxes due from Company, (ii) Company has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from Company, (iii) to the Knowledge of Company and the Stockholders, there is no proceeding referred to in (i) or (ii) above based upon personal contact with any agent of a Taxing Authority with any employee or representative of the Company, and (iv) all deficiencies for Taxes asserted or assessed against Company have been fully and timely paid, or otherwise settled with the relevant Taxing Authority.

(hh) Company has not made a change in method of accounting and has not agreed to and is not required to make a change in method of accounting in its Tax Returns that would require Company to make any adjustment to its computation of income pursuant to Section 481(a) of the Code (or any predecessor provision), there is no application pending with any Taxing Authority requesting permission for any such change in any accounting method of the Company and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and, to the Knowledge of Company and the Stockholders, there has been no oral proposal based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Company.

(ii) Company has withheld from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Company is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes.

(jj) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Company by reason of Section 280G of the Code.

(kk) Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified Section 897(c)(1)(A)(ii) of the Code.

(ll) There are no Liens for Taxes upon the assets or properties of Company, except for statutory Liens for current Taxes not yet due, and neither the Company nor any Stockholder has any Knowledge of any claim relating to Taxes that, if adversely determined, would result in any Lien on any of the assets or properties of Company.

(mm) Company has not entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign Law.

(nn) No property owned by Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(oo) Company does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(pp) Any adjustment of Taxes of Company made by a Taxing Authority, which is required to be reported to another Taxing Authority, has been so reported.

(qq) The unpaid Taxes of Company did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing their Tax Returns. Since the date of the most recent balance sheet, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(rr) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period as a result of an open transaction disposition made on or prior to the Closing Date, or received a prepaid amount received on or prior to the Closing Date.

(ss) Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(tt) Company has not elected on IRS Form 8832 to be classified as a corporation for U.S. federal income tax purposes.

3.18 Solvency.

(a) None of the Company, Parent, Stockholders, any of the Equity or the Assets is the subject of any pending, rendered or, to the Knowledge of Company and the Stockholders, threatened insolvency proceedings of any character. Neither the Company, Parent nor any Stockholder has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Neither Company, Parent nor any Stockholder is insolvent and none will become insolvent as a result of entering into this Agreement.

(b) The Purchase Price is reasonably equivalent in value to the value of the Equity. Parent is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Parent exceeds the present fair saleable value of Parent’s assets.

(c) Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) Parent will be able to pay its debts as they become due in the usual course of its business; (ii) Parent will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Parent will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Parent in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Parent will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Parent. The cash available to Parent, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.19 Employee Benefit Plans; ERISA.

(a) Set forth on Schedule 3.19(a) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by Company for the benefit of any employee or terminated employee of Company, or with respect to which Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (collectively, the “Benefit Plans”).

(b) With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements. Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does Company have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

(c) Each Benefit Plan is in substantial compliance with all applicable Laws, including ERISA and the Code. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable determination letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Code Section 501(a) or Company has requested an initial favorable IRS determination of qualification and/or exemption. Neither Company nor any Stockholder has Knowledge of any fact which would adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts, and Company has received a favorable IRS determination as to the qualified status of each such Benefit Plan with respect to the Tax Reform Act of 1986 and subsequent amendments to the Code. The preceding sentence does not apply to any deferred compensation plan or incentive compensation plan, which are not intended to be and are not “qualified” plans.

(d) With respect to each Benefit Plan which covers any current or former officer, director, manager, consultant or employee (or beneficiary thereof) of Company, Parent have delivered (or have caused Company to have delivered) to Purchaser accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts; (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the IRS; (vi) the most recent actuarial valuation; and (vii) all communications with any Governmental Authority.

(e) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending, or to the Knowledge of Company and the Stockholders, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements.

(f) No Benefit Plan is a “defined benefit plan” (as defined in Code Section 414(j)), a “multiemployer plan” (as defined in ERISA Section 3(37)) or a “multiple employer plan” (as described in Code Section 413(c)) or is otherwise subject to Title IV of ERISA or Code Section 412. No Benefit Plan will become a multiple employer plan with respect to Company immediately after the Closing Date. The Company does not maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(g) There is no arrangement under any Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Code Section 280(G) or 162(m) would not be deductible by Company.

(h) With respect to each Benefit Plan which is a “welfare plan” (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits with respect to current or former employees of Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.

(i) Except as disclosed on Schedule 3.19(i), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280G(b)(1); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(j) Except to the extent required by Code Section 4980B, Company provides no health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k) Except as set forth on Schedule 3.19(k), all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to Purchaser or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excess taxes or any other charges or liabilities.

(l) Each Benefit Plan that is subject to Code Section 409A (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 3.19(l). Each Section 409A Plan has been administered in good faith compliance with Code Section 409A for the period beginning January 1, 2005 through the Closing Date. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to excise tax under Code Section 409A.

(m) Parent’ 401(k) plan provides for a lump sum form of distribution. Parent has made payment of 2006 safe harbor contributions and the 2007 safe harbor contributions to, and in accordance with the terms of, the Parent’s 401(k) plan, accrued as of the Closing Date.

3.20 Insurance.

(a) Schedule 3.20(a) lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by Company relating to the Assets and the business, properties and employees of Company, copies of which have been provided to Purchaser. To the Knowledge of Company and the Stockholders, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Company is not in default with respect to its obligations under any insurance policy, nor has the Company been denied insurance coverage. Company does not have any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, neither Parent nor Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of Parent’s or Company’s assets, purchase of additional equipment or material modification of any of Parent’s or Company’s methods of doing business. Neither Parent nor Company has made any claim against insurance policy as to which the insurer is denying coverage. The Company has obtained all insurance available under the Defense Base Act, 42 U.S.C. Sections 1651 through 1655, as amended, including without limitation for all (A) Company employees working on a military base or reservation outside the United States; (B) Company employees engaged in United States government funded public works business outside the United States; (C) Company employees engaged in public works or military contract with a foreign government which has been deemed necessary to United States national security; (D) Company employees that provide services funded by the United States government outside the realm of regular military issue or channels; and (E) employees of any subcontractors where the Company is the prime or letting contractor involved in a contract of the type set forth in (A) through (D) above.

(b) Schedule 3.20(b) identifies each insurance claim made by Parent or Company since January 1, 2002. To the Knowledge of Company and the Stockholders, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.21 Environmental Matters. To the Knowledge of Company and the Stockholders, there are no investigations, inquiries, administrative proceedings, actions, suits, claims, legal proceedings or other proceedings pending or, to the Knowledge of Company and the Stockholders, threatened against any of the Company, the Assets, or the Parent under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises or any other real property or facility formerly owned, leased or used by Company. There are no Hazardous Materials that have been released or are being stored or are otherwise present on, under any real property constituting or connected with the Leased Premises, and Hazardous Materials have not been released, stored or are otherwise present on, under or about any real property formerly owned, leased or operated by Parent or Company. Each of the Leased Premises, during the period it was leased by Parent or Company, has been maintained in, and each of Parent and Company is and has at all prior times otherwise been in, compliance with all applicable Environmental Laws. To the Knowledge of Company and the Stockholders, neither Parent nor Company has disposed of, or arranged to dispose of, Hazardous Materials in a manner or to a location that could reasonably be expected to result in liability to Company under or relating to Environmental Laws. Neither Parent nor the Company has any environmental audits, reports or other material environmental documents relating to Company’s past or current properties, facilities or operations. The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. Neither Parent nor Company is, as of the date hereof, and has not been at any time since the date of its inception, a Response Action Contractor.

3.22 Real Estate.

(a) Leased Premises. Schedule 3.22(a) contains a complete and accurate list of all premises leased by Company for the operation of Company’s business (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Company has delivered to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases (i) are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Company or Parent; and (iii) neither the Company nor any Stockholder has any Knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. The current annual rent and term under each Lease are as set forth on Schedule 3.22(a). Schedule 3.22(a) separately identifies all Leases for which consents or waivers must be obtained on or prior to the Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Closing Date. Company has not waived any rights under any Lease which would be in effect on or after the date of this Agreement. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Lease with Company to declare a default or to accelerate, or which does accelerate, the maturity of any indebtedness of Company under any Lease.

(b) Leased Improvements. All Leased Improvements are set forth on Schedule 3.22(b). The Leased Improvements are (i) structurally sound with no known defects; (ii) in good operating condition and repair, subject to ordinary wear and tear; (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity with all applicable Laws relating thereto currently in effect. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(c) Owned Real Property. Except as set forth on Schedule 3.22(c), the Company owns no real property (“Property”).

(i) Authority of Emerald. Emerald is a limited liability company duly organized and existing and in good standing under the laws of the State of Florida. True, correct and complete copies of all organizational and governing documents of Emerald, have heretofore been delivered to Purchaser. Emerald has all necessary power and authority to execute, deliver and perform the Emerald Assignment. All other proceedings of Emerald including, but not limited to, all requisite action by the manager of Emerald, required to authorize the legal and valid execution, delivery and performance of the Emerald Assignment and the consummation of all of the transactions contemplated thereby, have been duly and validly completed.

(ii) Compliance With Laws. Emerald is not in violation of, and has complied in all respect with, and has not received any notice of any possible violation of or non-compliance with or change in or amendment to, any and all applicable building, zoning or other ordinances, statutes, codes or regulations of any Governmental Authority or Insurance Board of Underwriters or similar body, in respect to the ownership, use, maintenance, condition and operation of all or any part of the Property, and the use or handling of Hazardous Materials. Emerald possesses all licenses, certificates and permits, including all use and occupancy or similar permits, for the building, and authorizations necessary for the use and operation of the Property in the manner in which it is currently being operated by Emerald.

(iii) Pending Litigation. To the Knowledge of the Company and the Stockholders, Emerald is not now a party to any litigation affecting all or any part of the Property or Emerald’s right to sell such Property, and there is no litigation pending or threatened, including administrative actions or orders relating to governmental regulations, affecting all or any part of the Property.

(iv) Title. Emerald is the owner of fee simple title to the Property and such title is marketable and good of record and in fact.

(v) Other Contracts to Convey Property. Neither Company nor Emerald has committed or obligated itself in any manner whatsoever to sell the Property to any party. Emerald has not hypothecated or assigned any rents or income from the Property in any manner, other than pursuant to first mortgage financing recorded in the land records in the jurisdiction in which the Property is located.

(vi) Bankruptcy of Emerald. Emerald has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Emerald’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Emerald’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Emerald’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

3.23 No Other Agreement To Sell. Other than the sale of Assets in the Ordinary Course of Business (which Assets are not material individually or in the aggregate), neither Company, Parent nor any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer Company, the Equity, the Assets or Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company, or to enter into any agreement with respect thereto.

3.24 Transactions with Certain Persons. Except as set forth on Schedule 3.24, no officer, manager or director of Company, Parent, any Stockholder, nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, managers, directors or employees of Parent or Company); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as managers/directors, officers or employees of Parent or Company in the Ordinary Course of Business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a shareholder, officer, director, manager, trustee or partner. Other than Contracts listed on Schedule 3.24, Company does not have outstanding any Contract or other arrangement or commitment with any Stockholder, Parent, or any manager, director, officer, employee, trustee or beneficiary of Company, Parent or any Stockholder. Except as set forth on Schedule 3.24, the assets of Company do not include any receivable or other obligation from Parent, any Stockholder or any manager, director, officer, employee, trustee or beneficiary of Company, Parent or any Stockholder, and the liabilities of Company do not include any payable or other obligation or commitment to any such Person. Schedule 3.24(b) identifies all Contracts, arrangements or commitments set forth on Schedule 3.24 that cannot be terminated upon sixty (60) days notice by Company.

3.25 Disclosure. No representations or warranties by Company, Parent or any Stockholder in this Agreement (including the Disclosure Schedules hereto), the Transaction Documents or in any document, exhibit, statement, certificate or schedule which is furnished or to be furnished by Company pursuant to Section 8 in connection with the Closing of the transactions herein contemplated, (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules hereto and the other Transaction Documents, any fact necessary to make the statements or facts contained therein not misleading. There is no fact which the Company, the Parent and the Stockholders have not disclosed to the Purchaser, which could reasonably be expected to have or cause a Material Adverse Effect.

3.26 Affiliates. Except for Parent, the Stockholders or as set forth on Schedule 3.26, the Company, Parent and the Stockholders do not have any Affiliate, do not own any capital stock or other equity securities of or any debt interest in any other Person and do not have any other type of ownership interest in any other Person. Schedule 3.26 shall set forth the names, addresses, officers, directors, managers, co-owners, relationship with the Company, and type and percentage of capital stock or other equity securities of or any debt interest in any Affiliate owned by the Company.

3.27 Employees and Contractors.

(a) Employees. Schedule 3.27(a) hereto sets forth a complete and accurate list of all employees of Company as of the date hereof (i) showing for each as of that date the employee’s name, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and (ii) also showing any bonus, commission or other remuneration other than salary paid during Parent’s fiscal year ending December 31, 2006. Except as set forth on Schedule 3.27(a), none of such employees is a party to a written employment agreement or contract with Company and each is employed “at will.” Except as set forth in Schedule 3.27(a), each such employee has entered into Company’s standard form of employee non-disclosure agreement with Company, a copy of which has been previously delivered to the Purchaser.

(b) Contractors. Schedule 3.27(b) contains a list of all independent contractors (including consultants but excluding subcontractors) currently engaged by Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 3.27(b), none of such independent contractors is a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with Company, a copy of which has been previously delivered to the Purchaser. For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last six (6) years have been, engaged by the Parent or the Company are bona fide independent contractors and not employees of the Parent or the Company except as noted on Schedule 3.27(b), each independent contractor is terminable on fewer than thirty days notice, without any obligation to pay severance or a termination fee.

3.28 Organizational Conflicts of Interest. To the Knowledge of Company and the Stockholders, in the past six (6) years neither Company, Parent, any Stockholder nor any officer of Parent or Company has had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement an Organizational Conflict of Interest, as defined in FAR Section 9.501, with Company. Schedule 3.28 lists all conflict of interest provisions to which the Parent or the Company is bound.

3.29 Government Audits. Except as set forth on Schedule 3.29, and except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on Parent or Company, or audits related to Taxes that are otherwise described in the Disclosure Schedules, neither Parent nor Company has received any official notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of Company and the Stockholders, has such audit or investigation been threatened.

3.30 Labor Relations. Except as disclosed on Schedule 3.30, Company is not a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of Company and except as disclosed on Schedule 3.30, neither the Company nor any Stockholder has any Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Company and the Stockholders, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 3.30 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between Company and Persons employed by or providing services to Company. To the Knowledge of Company and the Stockholders, no officer or employee of Company has any current plan to terminate his or her employment with Company.

3.31 Manager and Member Approval. The Manager(s) of Company has determined that the transactions contemplated by this Agreement are in the best interests of Company and its member, and has adopted a resolution to such effect which authorized the Company to enter into this Agreement and the Transaction Documents. Company has provided Purchaser with true and correct copies of all such manager proceedings relating to this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and shall be in full force and effect as of the Closing Date. No further approval (other than the execution of this Agreement) is required in connection with the transactions contemplated by this Agreement.

3.32 Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company, Parent or any Stockholder.

3.33 Government Contracts.

(a) (i) Schedule 3.33(a)(i) lists all Government Contracts (except for task orders and blanket purchasing agreements pursuant to Government Contracts), and with respect to each such listed Government Contract, Schedule 3.33(a)(i) accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the current Government Contract is premised on Parent’s or Company’s small business status, small disadvantaged business status, protégé status, or other preferential status.

(ii) Schedule 3.33(a)(ii) lists Parent’s and Company’s current project charge codes, and with respect to each such charge code, Schedule 3.33(a)(ii) accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to March 31, 2007 funding; and (H) inception to December 31, 2006 revenue. Schedule 3.33(a)(ii) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(iii) Schedule 3.33(a)(iii) lists all Government Bids, including task order bids under current Government Contracts submitted by Parent or Company and for which no award has been made, and with respect to each such Government Bid, Schedule 3.33(a)(iii) accurately lists: (A) the customer agency and title; (B) the request for proposal number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) except for Government Bids for task orders, whether such Government Bid is premised on the Parent’s or Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. Company and Parent have delivered to Purchaser true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Bids and provided access to Purchaser to true and correct copies of all material documentation related thereto requested by Purchaser.

(iv) Schedule 3.33(a)(iv) lists all task orders related to products or services that have not been completed by Parent or Company, and in each instance references the Government Contract to which each such task order relates.

(b) Except as set forth on Schedule 3.33(b), (i) neither Parent nor Company has received written notification of cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Parent or Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which Parent or Company is, to the Knowledge of Company and the Stockholders, reasonably likely in the near future to experience cost, schedule, technical, quality or other default or dispute problems (or any other adverse contract formation or administration issue, including defaults or disputes) that could reasonably result in claims against Parent or Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of Company and the Stockholders, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of Company and the Stockholders, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Person has notified Company that any Governmental Authority intends to seek Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including any task order under any Government Bids.

(c) Except as set forth on Schedule 3.33(c): (i) each of Parent and Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) each of Parent and Company has complied, in all material respects, with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by Parent or Company with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and each of Parent and Company has fully complied with all such certifications in all material respects; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, and, to the Knowledge of Company and the Stockholders, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Parent or Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) to the Knowledge of Company and the Stockholders, no money due to Parent or Company pertaining to any Government Contract or Government Bid has been withheld or set-off, or is reasonably likely to be withheld or set-off.

(d) Except as set forth in Schedule 3.33(d), no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Parent or Company of any actual or, to the Knowledge of Company and the Stockholders, alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts (whether pursuant to a Government Bid or otherwise) to Parent or Company in the future.

(e) Neither Parent nor Company has taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act or any other Law barring fraud in procurement, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of Parent or Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Neither Parent nor Company is participating in any pending claim and, to the Knowledge of Company and the Stockholders, has no interest in any potential claim under the Contract Disputes Act (or otherwise) against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f) Except as set forth on Schedule 3.33(f), (i) neither Parent nor Company has received any show cause, cure, default or similar notice relating to any Government Contracts; (ii) no Government Contract has been terminated for default in the past five (5) years; and (iii) neither Parent nor Company has received any notice during the past three (3) years terminating any Government Contract for convenience or indicating an intent to terminate any Government Contract for convenience.

(g) Except as set forth on Schedule 3.33(g) since December 31, 2001, neither Parent nor Company has received any notice of any outstanding claims or contract disputes to which Parent or Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h) Neither Company nor Parent has ever been and is not now, suspended, debarred or proposed for suspension or debarment under the FAR or under any analogous Laws of any Governmental Authority. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of Company and the Stockholders, threatened against Parent or Company or any of its officers or employees. To the Knowledge of Company and the Stockholders, there is no valid basis for the Company’s or Parent’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(i) No negative determination of responsibility has been issued against Parent or Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(j) Except as set forth on Schedule 3.33(j), to the Knowledge of Company and the Stockholders, since January 1, 1998, (i) neither Parent nor Company has undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority including the General Accounting Office, the DCAA (excluding proposal or rate reviews or audits), any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney) relating to any Government Contract, (ii) neither Parent nor Company has received notice of and neither Parent nor Company has undergone any investigation or review relating to any Government Contract, and (iii) to the Knowledge of Company and the Stockholders, no such audit, review, inspection, investigation, survey or examination of records is threatened. Neither Parent nor Company has received any notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.33(j), has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on Parent or Company.

(k) During the last five (5) years, neither Parent nor Company has made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(l) Company has not received any notice that any, and to the Knowledge of Company or any of the Stockholders, neither the Parent, nor the Company, nor their respective managers/directors, officers, employees, consultants, agents or representatives is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company or the Parent. Neither Parent nor Company has received notice of any and, to the Knowledge of Company and the Stockholders, there is no pending investigation of any Parent or Company manager/director, officer, employee, consultant, agent or representative, nor within the last five (5) years has there been any audit or investigation of any of the foregoing relating to the business of Parent or Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(m) Except as set forth on Schedule 3.33(m), all indirect and general and administrative (G&A) expense rates are being billed consistent with DCAA-approved rates or provisional rates.

(n) To the Knowledge of Company and the Stockholders, each of Parent and Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(o) Except as set forth on Schedule 3.33(o), to the Knowledge of Company and the Stockholders, there are no events or omissions that would reasonably be expected to result in (i) a material claim against Parent or Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between Parent or Company, and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(p) Neither Parent nor Company has undertaken any internal audit of any events or omissions that, at the time of the audit, Parent, Company or Stockholders reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Bid or a Material Adverse Effect on Company or Parent as a whole. (i) All Government Bids listed on Schedule 3.33(a) were submitted in the Ordinary Course of Business of Parent, (ii) all Government Bids listed on Schedule 3.33(a) were based on assumptions believed by the management of Parent to be reasonable, and (iii) Company, Parent and Stockholders reasonably believe all Government Bids listed on Schedule 3.33(a) are capable of performance by Company in accordance with the terms and conditions of such Government Bid without a loss (calculated in accordance with GAAP).

(q) Except as set forth on Schedule 3.33(q), to the Knowledge of Company and the Stockholders, no Government Contract has incurred or currently projects cost overruns in an amount exceeding $25,000. No Government Contract has incurred or currently projects losses. No payment has been made by Company or, to the Knowledge of Company and the Stockholders, by a Person acting on Parent’s or Company’s behalf, to any Person (other than to any bona fide employee or agent of Parent or Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other Laws. Neither Parent nor Company is subject to any “forward pricing” agreements.

(r) Except as set forth on Schedule 3.33(r), neither Parent nor Company has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(s) Except as set forth on Schedule 3.33(s), Parent has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the Parent’s fiscal years ending on or prior to 2003, and those years are closed.

(t) As of the date hereof, no personal property, equipment or fixtures were loaned, bailed or otherwise furnished to Parent or Company by or on behalf of the United States Government.

(u) There are (i) no written claims, or, to the Knowledge of Company and the Stockholders, claims threatened in writing, existing against Parent or Company with respect to warranties or guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims of a material nature have been made against Parent or Company in the past five (5) years; (iii) to the Knowledge of Company and the Stockholders, no amendment has been made to any warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on Parent or Company; and (iv) to the Knowledge of Company and the Stockholders, neither Parent nor Company has taken any action which would reasonably be expected to give any Person a right to make a claim under any warranty or guarantee contained in any Government Contract.

(v) Except to the extent prohibited by applicable Law, Schedule 3.33(v) sets forth all facility security clearances held by Parent or Company.

(w) Neither Parent, Company, nor any of their respective directors, managers, officers, agents, subcontractors or employees (nor, to the Knowledge of Company and the Stockholders, any Person acting for or on behalf of the any of the foregoing), has (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, (iii) made any other unlawful payment, (iv) violated any applicable export control, money laundering or anti-terrorism Law, nor have any of them otherwise taken any action which would cause Parent or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (v) established or maintained any fund or asset that has not been recorded in the books and records of the Parent or Company. No officer, manager/director or employee of Parent or Company, or, to the Knowledge of the Stockholders, any of their respective subcontractors, agents or consultants, is an official or employee of any Governmental Entity.

(x) The Parent’s and Company’s Direct Contract Costs and Indirect Costs for the period of time beginning on the first day of the Company’s fiscal year beginning 2004 and ending on the Closing Date are fully allowable and are not subject to any government disallowance of any kind, including pursuant to any existing or future DCAA incurred cost audit of the Parent or Company.

3.34 Defense Articles, Defense Services and Technical Data. The Parent and the Company are in compliance with all United States import and export Laws and regulations (including without limitation those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599). Except as set forth on Schedule 3.34, neither the Parent nor the Company has, within the last five (5) years, violated any United States import or export Laws, or, to the Knowledge of Company and the Stockholders, been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Authority or made a voluntary disclosure with respect to violations of such Laws. Parent and Company have conducted an independent export and import compliance audit and disclosed any and all violations or potential violations by Parent or Company of import and export Laws (including without limitation the Laws specified in the first sentence of this Section 3.34) within the last five (5) years to the appropriate Governmental Authority. Except as set forth on Schedule 3.34, neither the Parent or the Company has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

3.35 Bank Accounts. Schedule 3.35 lists the names and locations of all banks and other financial institutions with which Company maintains an account (or at which an account is maintained to which Company has access as to which deposits are made on behalf of Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company.

3.36 Suppliers and Customers; Products.

(a) Schedule 3.36 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2006, the ten (10) largest suppliers of goods or services and the ten (10) largest customers of Parent. The relationships of Company with such suppliers and customers are good commercial working relationships and (i) no Person listed on Schedule 3.36 within the last twelve (12) months has to the Knowledge of Company and the Stockholders threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, any relationships of such Person with Company, (ii) no such Person has during the last twelve (12) months decreased materially or to the Knowledge of Company and the Stockholders threatened to decrease or limit materially, or intends to modify materially its relationships with Company from the relationships with Parent, or intends to decrease or limit materially its services or supplies to Company from that to Parent, or its usage or purchase of the services or products of Company from that of Parent and (iii) to the Knowledge of Company and the Stockholders, the acquisition by Purchaser of the Equity and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents will not affect the relationship of Company with any supplier or customer listed on Schedule 3.36.

(b) Each product that has been sold, licensed or distributed by the Parent or the Company to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by the Parent or the Company were performed properly and in material compliance with all applicable Laws. Neither Company nor its Affiliates will incur or otherwise become subject to any Losses arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Parent or the Company on or at any time prior to the Closing Date. No product manufactured or sold by the Parent or the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. The Parent and the Company have in place and has at all times had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by comparable entities.

3.37 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 3.37, since December 31, 2006, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations or future prospects of Parent and Company (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on Parent or Company or their businesses as presently conducted. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.37, since that date:

(a) neither Parent nor Company has sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Parent’s or Company’s business, other than in its Ordinary Course of Business;

(b) neither Parent nor Company has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) other than in the Ordinary Course of Business;

(c) no party (including Parent or Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Parent or Company is a party or by which it is bound nor, to the Knowledge of Company and the Stockholders, threatened any of the foregoing actions;

(d) except for the Permitted Liens, neither Parent nor Company has caused or permitted any Lien to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to Parent’s or Company’s businesses;

(e) neither Parent nor Company has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) neither Parent nor Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) neither Parent nor Company has outside the Ordinary Course of Business issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) neither Parent nor Company has incurred, created or otherwise become liable for any indebtedness and has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(i) neither Parent nor Company has amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business and has not accelerated collection of accounts receivable or delayed payment of accounts payable;

(j) neither Parent nor Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to Parent’s or Company’s businesses;

(k) there has been no change made or authorized in Company’s Certificate of Formation or Operating Agreement which has not been approved in writing by Purchaser;

(l) neither Parent nor Company has issued, sold, exchanged, or otherwise disposed of any of its equity securities, or granted any Options;

(m) except as disclosed in the Financial Statements, Parent has not declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity securities;

(n) neither Parent nor Company has experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to Parent’s or Company’s business;

(o) neither Parent nor Company has made any loan to, or entered into any other transaction with, any of its managers/directors, officers, and employees other than in the Ordinary Course of Business;

(p) neither Parent nor Company has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) neither Parent nor Company has granted any increase in the compensation of any of its managers/directors, officers or employees except annual salary increases in the Ordinary Course of Business;

(r) neither Parent nor Company has adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its managers/directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(s) neither Parent nor Company has entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

(t) neither Parent nor Company has made any other change in employment terms, compensation or benefits for any of its directors, managers, officers and employees;

(u) neither Parent nor Company has changed any method or principle of accounting except to the extent required by GAAP or as advised by Parent’s or Company’s independent accountant;

(v) neither Parent nor Company has made any material Tax election, or settled any Tax liability; and

(w) neither Parent nor Company has committed to or agreed to undertake any of the foregoing.

3.38 Backlog. The Parent and the Company have calculated their backlog as of December 31, 2006 in good faith and consistent with prior accounting periods (and it related backlog report is attached to Schedule 3.38). As of the date hereof, neither the Company nor any Stockholder has any Knowledge of any facts or circumstances with respect to such backlog, including any notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Parent and Company the following matters, current as of the date of this Agreement and as of the Closing Date:

4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a material adverse effect on the business of Purchaser, taken as a whole.

4.2 Necessary Authority. Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser, and constitute the legal, valid, and binding obligations of Purchaser enforceable against each in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. The individual(s) executing this Agreement and any Transaction Document to which Purchaser is a party, on behalf of Purchaser, have the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which Purchaser is a party valid and binding upon, and enforceable against, Purchaser.

4.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser, and the consummation of the transactions contemplated herein or therein do not and will not (a) violate the Certificate of Incorporation, Bylaws or other organizational or constitutional documents of Purchaser, (b) require Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, or (c) constitute or result in the breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which Purchaser is a party or by which it or its assets may be bound, except where such violation, breach or default would not cause a material adverse effect on the business of Purchaser, taken as a whole.

4.4 Brokers. No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5 Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim, action, suit, judgment, decree, settlement, rule, order or investigation of any nature, pending, rendered or, to Purchaser’s Knowledge, threatened, against Purchaser that reasonably could be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.6 Investment Intent. Purchaser is acquiring the Equity for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

4.7 Insolvency. Purchaser is not the subject of any pending, rendered or threatened in writing, or to the Knowledge of Purchaser, otherwise threatened, insolvency proceedings of any character. Purchaser has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Purchaser is not insolvent nor will it become insolvent as a result of entering into this Agreement or the Transaction Documents to which Purchaser is a party and consummating the transactions contemplated hereunder and thereunder.

4.8 Financing. The Purchaser has sufficient cash, available lines of credit or other sources of available funds to enable it to make the payments set forth in Section 2.2(c).

5. COVENANTS OF THE STOCKHOLDERS, PARENT, COMPANY AND PURCHASER. Between the date of this Agreement and the Closing Date (except for the covenants set forth in the first sentence of Section 5.8, which shall also apply following the Closing Date, and except for the covenants set forth in the second sentence of Section 5.8, which shall only apply following the Closing Date in accordance with their terms):

5.1 Affirmative Covenants of Company and Parent. Company and Parent hereby covenant and agree that, from the date hereof through and including the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, Company and Parent shall take all actions within their control to cause Company to: (a) operate its business in the Ordinary Course of Business; (b) preserve intact its business organization, maintain its rights and ongoing operations, retain the services of and maintain and preserve its relationship with its officers and employees, and maintain and preserve its relationship with its customers, suppliers and others having business relationships with it; (c) use its Reasonable Best Efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and use its Reasonable Best Efforts to maintain and protect all assets of Company; (d) use its Reasonable Best Efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) operate its business in all material respects in compliance with all applicable Laws; (f) pay all expenses and liabilities when due and (g) pay in a timely fashion, or accrue for, all Taxes or other public charges levied against it, or against the Parent’s or the Company’s business or the Assets.

5.2 Negative Covenants of Company, Parent and Stockholders. Except as expressly contemplated by this Agreement (e.g., to comply with express Closing conditions set forth in Section 6) or otherwise consented to in writing by Purchaser, from the date hereof until the Closing Date, Company shall not do and Parent and Stockholders shall take all actions necessary to cause Company not to do any of the following:

(a) (i) increase the compensation payable to or to become payable to any of its directors/managers, officers or employees, except for increases in salary or wages payable or to become payable to employees who are not officers or directors/managers in the Ordinary Course of Business, which increases do not in the aggregate for all such employees materially exceed the salary or wages payable to all such employees as of the date hereof; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement and described on Schedule 3.19(a)) to, or enter into or modify any employment or severance agreement with, any of its directors/managers, officers or employees; (iii) adopt or amend any employee benefit plan, policy or arrangement (including any equity option plan) except to ensure the repurchase of all options to purchase Equity, or (iv) enter into any transaction or Contract with Parent or any Stockholder in each case except: (A) as may be required by applicable Law and (B) for such payments to Parent for salaries in the Ordinary Course of Business;

(b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding equity securities, except for customary distributions to equity holders solely for the purpose of paying Taxes with respect to their ownership of the Equity;

(c) other than in connection with the transactions contemplated by this Agreement, (i) redeem, repurchase or otherwise reacquire any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its equity securities or any such securities or obligations; (ii) liquidate, dissolve or effect any reorganization or recapitalization other than as set forth on Schedule 3.23; or (iii) split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;

(d) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any of its equity securities (including equity securities held in treasury), any securities convertible into or exercisable or exchangeable for any such equity securities, or any rights, warrants or options to acquire, any such equity securities;

(e) (i) other than as set forth on Schedule 3.23, acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments, investments that will be liquidated prior to Closing;

(f) sell, lease, license, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, license, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of the Assets other than in the Ordinary Course of Business;

(g) propose or adopt any amendments to its Certificate of Formation or Operating Agreement;

(h) make any change in any of its methods of accounting or make any reclassification of assets or liabilities, except as may be required by Law or GAAP;

(i) incur or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, except in the Ordinary Course of Business under existing loan agreements or capitalized leases;

(j) create or incur any Liens affecting the Assets or the Equity except for Permitted Liens;

(k) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of Company;

(l) amend in any material respect or enter into any operating or capital lease;

(m) make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair in an amount not to exceed $30,000, or (ii) expenditures in the Ordinary Course of Business in amounts not exceeding $30,000 in the aggregate;

(n) amend in any material respect or enter into any Contract, commitment, understanding or other arrangement (i) which are teaming agreements or which include any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; (ii) in the case of task orders, purchase orders or modifications to existing Contracts, which are reasonably expected to involve more than $1,000,000 in revenues to or expenditures by Company; (iii) in the case of any new Government Contract, which are reasonably expected to involve more than $1,000,000 in revenues to or expenditures by Company; or (iv) in the case of any contract, commitment, understanding or other arrangement that is not a Government Contract, which is reasonably expected to involve more than $30,000 in revenues to, expenditures of or liabilities to Company; provided, that all such permitted new Contracts or Leases shall be deemed to be included within the term “Contracts” as defined in Section 1 hereof;

(o) submit any new Government Bid which, if accepted, is expected to result in a loss to Company or would result in a Government Contract with a backlog value in excess of $1,000,000;

(p) enter into any collective bargaining agreement;

(q) make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;

(r) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the date hereof;

(s) settle or compromise any debt or litigation, except for adjustments in the Ordinary Course of Business made in connection with written Company Contracts in place as of the date hereof;

(t) make any payment or loan to an Affiliate, Parent or any Stockholder or any director, manager, officer or employee of Company, except in accordance with the terms of any employment Contract or compensation to employees in the Ordinary Course of Business or in accordance with Sections 5.2(a) or 5.2(b);

(u) amend in any material respect or enter into any Contract, commitment, understanding or other arrangement with any Affiliate or Parent or any Stockholder, director, manager, officer or employee of Company, or any of their Affiliates;

(v) permit any Person other than Parent to own any equity securities of Company;

(w) create any Subsidiaries or enter into any joint venture, partnership or similar arrangement;

(x) accelerate or alter the timing for billing customers of the Company outside the Ordinary Course of Business;

(y) change any practices with respect to the collection of accounts receivable outside the Ordinary Course of Business;

(z) defer the payment of any expense or obligation beyond the due date thereof; or

(aa) intentionally take, or offer or propose to take, or agree to take in writing or otherwise, (i) any of the actions described in Section 5.2 which require the consent of Purchaser, (ii) any action which would result in a breach of any of Company’s representations and warranties in this Agreement or (iii) any action which would result in any of the conditions set forth in Section 6 not being satisfied.

5.3 Adverse Developments. Company and Parent shall promptly notify Purchaser in writing of any Material Adverse Effect with respect to Company. Company and Parent shall keep Purchaser informed of all material operational matters and business developments with respect to Company’s business and its markets.

5.4 Potential Breach. Each party will promptly notify the other parties of the occurrence of any event, or the existence of any fact, of which such party becomes aware that results in the inaccuracy in any material respect of any representation or warranty of such party in this Agreement as of any time prior to the Closing, or which causes any covenant or agreement to be unlikely or incapable of being performed, and such party will use its Reasonable Best Efforts to cure such matter.

5.5 Access. Company will provide Purchaser and Purchaser’s Representatives, for the purpose of the continuation of customary due diligence or for any other reasonable purpose, with access to the books and records of Parent, Company and Parent’s and Company’s business, to the Assets and, subject to the receipt of reasonable prior notice from Purchaser, and with the consent of the Parent or the Stockholders in their capacities as officers of the Company, or their authorized designees (which consent will not be unreasonably withheld or delayed), to the Company’s Representatives with respect to matters relating to the Parent’s or the Company’s business, and will provide Purchaser and Purchaser’s Representatives with such information concerning the Parent, the Company, the Equity, the Assets and Company’s business as Purchaser and/or Purchaser’s Representative reasonably may request.

5.6 Financial Statements. Between the date of this Agreement and the Closing Date, as soon as the same are available, Parent and Company will provide Purchaser with copies of the regularly prepared financial statements of Parent and Company.

5.7 No Negotiations. Company, Parent and the Stockholders shall, and shall cause their respective Representatives to immediately cease any existing discussion or negotiation with any Persons (other than Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Equity, the Assets, the Parent or the Company. Company, Parent and the Stockholders will refrain, and will cause each Representative of Company, Parent and the Stockholders to refrain from taking, directly or indirectly, any action (i) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Purchaser) relating to an acquisition of the Equity, the Assets, the Parent or the Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Parent or Company, (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an acquisition of the Equity, the Assets, the Parent or the Company or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Parent or Company (or any proposal or indication of interest relating to any of the foregoing) with any Person (other than Purchaser) or (iii) to authorize, engage in, or enter into any agreement or understanding (other than with Purchaser) with respect to an acquisition of the Equity, the Assets, the Parent or the Company or a merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving Parent or Company (or any proposal or indication of interest relating to any of the foregoing). If any proposal described in this Section is received by Parent, Company or any Stockholder, Company, Parent and the Stockholders agree to promptly notify Purchaser in writing and disclose the material terms of any such proposal (including the identity of the prospective purchaser) to Purchaser, and Company, Parent and the Stockholders will notify any prospective purchaser of their obligations hereunder and assure that any such disclosure does not violate any agreement binding on Company.

5.8 Confidentiality. Except as required by Law (including Purchaser’s obligations under the Exchange Act), Purchaser, Parent, Company and the Stockholders shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding Purchaser, Parent, Company and negotiations preceding this Agreement other than to its Representatives, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby, and shall cause all of its Representatives to whom it may have disclosed such information to do the same. Following the Closing, Parent and the Stockholders shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information, and will not use such information for their own benefit or for the benefit of any other Person (other than Company and Purchaser), and shall cause all of their Representatives to do the same. Notwithstanding the foregoing limitations, no party to this Agreement shall be required to keep confidential or return any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents; (iii) is developed by the receiving party independently of the disclosure by the disclosing party; (iv) is requested or required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the other parties are given reasonable prior notice or consent thereto; or (v) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement.

5.9 No Inconsistent Action. None of Purchaser, Company, Parent or any Stockholder shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.10 Permits. Company and Parent shall maintain all Permits that continue to be necessary in order for Company to own the Assets and continue to conduct Company’s business as it is then conducted in full force and effect, and will file timely, all material reports, statements, renewals applications and other filings that are required to keep such Permits in full force and effect, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

5.11 Obligations to Employees. All obligations of the Company arising from any severance, retention or similar agreements entered into prior to the Closing shall either be paid by Company prior to Closing or be deemed to be liabilities on the Estimated Closing Date Balance Sheet and for the purposes of determining Net Assets. Nothing in this Agreement shall change the “at will” nature of the employment arrangements with any employees of the Company, whether or not they become employees of the Purchaser or an Affiliate of the Purchaser.

5.12 Notification; Updates to Disclosure Schedule. Company and Parent shall promptly notify Purchaser in writing of: (a) the discovery by Company, Parent or any Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company, Parent or any Stockholder in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Company, Parent or any Stockholder in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of Company, Parent or any Stockholder set forth in this Agreement; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Any such notification shall not have the effect of amending the Disclosure Schedules or constitute of waiver of any rights of Purchaser.

5.13 Further Action.

(a) Each of the parties shall use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Each of the parties shall use its Reasonable Best Efforts to achieve all of such party’s applicable conditions to Closing (which includes obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Parent, Company and Purchaser as are necessary for the consummation of the transactions contemplated herein).

(b) During the period after the date hereof but prior to the Closing (the “Interim Period”), each of the parties shall promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Purchaser to own or operate all or any portion of Company’s business, the Assets or Company.

(c) Purchaser and Company shall use their respective commercially reasonable efforts to obtain, as soon as possible, confirmation from the Cognizant Agency that they will not recommend that Company’s security clearances be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated hereby. Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company and their respective employees from being revoked, suspended or downgraded.

5.14 Use of Name. Following the Closing, the Purchaser and the Company shall have the exclusive right to use (a) the name “Coherent”, “Coherent Systems” and “Coherent Systems International”, (b) any trade name of the Parent or the Company used in connection with the operation of the Parent’s or the Company’s business, (c) the brand name of each product or service of the Parent or the Company used in connection with the operation of the Parent’s or the Company’s business, and (d) any derivations of any of the foregoing in each case used in connection with the operation of the Parent’s or the Company’s business. The Parent and the Stockholders agree to take all necessary actions, including, without limitation, filing an amendment to its certificate of incorporation with the Delaware Secretary of State (or other appropriate State agency), and amendment to its foreign qualification with each foreign jurisdiction where the Parent transacts its business, to change its name on the Closing Date to a name that is not similar to such names, to allow the Purchaser and the Company to exercise such rights.

5.15 Maintenance of Corporate Legal Status. Following the Closing for a time period equal to at least the one-year anniversary of the Additional Payment Period, the Parent and the Stockholders shall cause the corporate legal status of the Parent to be maintained in good standing with the State of Delaware and in each foreign jurisdiction, if any, where registration or qualification is required by Law.

5.16 Maintenance of Insurance. Following the Closing for a time period until all of the Contracts have been properly assigned from the Parent to the Company or the Purchaser, as proscribed by Purchaser, the Parent will remain obligated with respect to all liabilities of any kind related to such Contract, and the Parent will maintain in full force and effect any existing insurance sufficient to meet such obligations.

5.17 Transition Services. Following the Closing until August 31, 2007, the Parent hereby covenants and agrees to serve as the limited agent of the Company and the Purchaser, solely to serve as an administrative convenience to the Purchaser, the Company and the employees of the Company, to process the payroll and related withholding contributions for all employees of the Company for the first two (2) pay periods following the Closing (i.e., the payrolls to be paid on August 17 and August 31, 2007) that are consistent with the Company’s Ordinary Course of Business. The Purchaser hereby covenants and agrees to pay the amount of such payroll and related contributions directly to the account of the Parent set forth on Schedule 3.35 and designated as the “Operating Account”.

6. CONDITIONS TO PURCHASER’S OBLIGATIONS. The obligations of Purchaser to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

6.1 Representations and Warranties. The representations and warranties of Company, Parent or any Stockholder to Purchaser contained herein (and in any certificates delivered by Company, Parent or any Stockholder pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all respects as of the Closing Date and the representations and warranties of Company, Parent or any Stockholder to Purchaser contained herein (and in any certificates delivered by Company, Parent or any Stockholder pursuant hereto) that are not so qualified by materiality (including a Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties).

6.2 Compliance with Covenants. All of the covenants to be complied with and performed by Company, Parent or any Stockholder on or before the Closing Date shall have been duly complied with and performed.

6.3 Closing Documents. On the Closing Date, Company and/or Parent shall have delivered or caused to be delivered to Purchaser the duly executed Closing documents as specified in Section 8.1 hereof.

6.4 Required Consents. Company and/or Parent shall have delivered or caused to be delivered to Purchaser the consents, Permits, waivers, authorizations, orders and other approvals listed in Schedule 6.4, which shall be in form and substance reasonably acceptable to Purchaser, and all such consents, Permits, waivers, authorizations, orders and other approvals shall be in full force and effect.

6.5 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, or action, claim, suit or proceeding shall be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, which would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Equity or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Purchaser if any such action, suit or proceeding was initiated by Purchaser.

6.6 Execution of Seller Non-Competition Agreement. Each of the Stockholders shall have entered into a Non-Competition Agreement with Purchaser, substantially in the form of Exhibit B hereto (the “Seller Non-Competition Agreement”).

6.7 Execution of Standard Employee NDAs. 85% of the Company employees (including all of the Key Personnel and each of the Stockholders) shall have entered into the Purchaser’s standard Non-Disclosure, Non-Solicitation & Assignment of Inventions Agreement, substantially in the form of Exhibit C hereto (the “Standard Employee NDAs”).

6.8 Execution of Employment Agreements. Richard S. Ianieri and John Iffland shall have entered into the Employment Agreements, substantially in the form of Exhibit D hereto (the “Employment Agreements”).

6.9 Termination of Existing Employment Agreements. The Parent shall have terminated the Existing Employment Agreements, and the Company shall have no liability or further obligations of any kind under such Existing Employment Agreements.

6.10 Termination of Existing Performance Plans. The Parent shall have terminated the Existing Performance Plans, and the Company shall have no liability or further obligations of any kind under such Existing Performance Plans.

6.11 Corporate Records. The Parent and the Company agree to take any and all actions to provide evidence reasonably acceptable to Purchaser that all corporate actions previously taken by the Parent or the Company were properly approved in accordance with applicable Law.

6.12 Audit and Tax Return for Calendar Year 2006. The Parent shall have filed its Tax Return with respect to the year ending December 31, 2006, and Purchaser shall have received a copy of the report of the audit by the Parent’s auditors of the Parent’s Financial Statements for the year ending December 31, 2006, which report shall contain an unqualified opinion.

6.13 No Material Adverse Effect. There shall have been no Material Adverse Effect during the period from the date of this Agreement to the Closing. The Company shall have provided reasonable assurances that they have no reason to believe that the material Contracts will not remain in effect at current levels for the stated period of performance.

6.14 Related Party Transactions. The Parent and the Company shall have terminated all transactions set forth on Schedule 3.24, other than at-will employment arrangements.

6.15 Contribution Agreement. The Contribution Agreement shall have been fully performed by the parties thereto, and there shall have been no breach by any party thereto.

7. CONDITIONS TO COMPANY’S AND PARENTS’ OBLIGATIONS. The obligations of each of Company and Parent to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

7.1 Representations and Warranties. The representations and warranties of Purchaser to Company and Parent contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct as of the Closing Date and the representations and warranties of Purchaser to Company and Parent contained herein (and in any certificates delivered by Purchaser pursuant hereto) that are not so qualified by materiality (including by a Material Adverse Effect qualifier) will be true and correct in all material respects as of the Closing Date (in each case, subject to all qualifications as to Knowledge set forth in those representations and warranties).

7.2 Compliance with Covenants. All of the covenants to be complied with or performed by Purchaser on or before the Closing Date shall have been duly complied with and performed.

7.3 Closing Documents. On the Closing Date, Purchaser shall have delivered to Company and/or Parent duly executed Closing documents, as specified in Section 8.2 below.

7.4 Required Consents. The Purchaser has received the consents, Permits, waivers, authorizations, orders and other approvals listed on Schedule 7.4.

7.5 Absence of Litigation. As of the Closing, no Law shall have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor shall any action, claim, suit or proceeding be pending or threatened before any court, other Governmental Authority or arbitrator which if successful, would (i) enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, (ii) have the effect of making illegal or otherwise prohibiting the transactions contemplated hereby or by any Transaction Document or (iii) materially adversely affect, including through the imposition of any requirement to divest or hold separate any assets or segments of the business of Company, Purchaser or any of their Affiliates, the right of Purchaser following the Closing to own the Equity or the right of Purchaser and Company to operate Company’s business as currently operated and as currently proposed to be operated; provided, however, that this condition may not be invoked by Parent if any such action, suit or proceeding was initiated by Parent.

8. CLOSING DOCUMENTS.

8.1 Closing Documents to be Delivered by Company and Parent.(a) On the Closing Date, Company, Parent and Stockholders shall deliver or cause to be delivered to Purchaser:

(a) an assignment of the Equity in form acceptable for transfer on the books of Company;

(b) the stock book, stock ledger, minute book and corporate/company seal of Company and the Subsidiaries, each as applicable;

(c) (i) copies of resolutions of Parent’s and Company’s Manager(s)/Board of Directors and, if necessary, members or stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of Company’s Certificate of Formation and Operating Agreement, as amended, all as certified by Company’s Manager or Secretary; and (ii) for each of the Company’s Subsidiaries, such Subsidiary’s Certificate/Articles of Incorporation/Formation and Bylaws/Operating Agreement, as amended, all as certified by the applicable Subsidiary’s corporate/company secretary;

(d) a certificate executed by Parent, Company and each Stockholder attesting that Parent, Company and each Stockholder has complied with all conditions set forth in Section 6 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Purchaser;

(e) a certificate of the chief financial officer of Parent certifying as to the solvency of the Parent as of the Closing, in form and substance satisfactory to the Purchaser;

(f) the consents, Permits, waivers, approvals and notices contemplated by Section 6.4 hereof;

(g) a cross-receipt executed by Parent, in a form reasonably satisfactory to Purchaser and Parent;

(h) an IRS Form W-9, completed by Parent and each Stockholder, in a form reasonably satisfactory to Purchaser;

(i) (i) certificates from the State of Delaware and from each jurisdiction where Company is qualified to do business as a foreign corporation, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing of Company in such jurisdictions and (ii) for each Subsidiary of the Company, certificates from its state of incorporation/formation and from each jurisdiction where it is qualified to do business as a foreign entity, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing of such Subsidiary in such jurisdictions;

(j) an affidavit of non-foreign status of Parent and each Stockholder dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder such that Purchaser is exempt from withholding any portion of the Purchase Price;

(k) an opinion from counsel to Company and Parent, addressed to Purchaser and its successors and lenders, dated as of the Closing Date, in the form attached hereto as Exhibit E;

(l) the Seller Non-Competition Agreements referenced in Section 6.6, executed by each Stockholder;

(m) the Standard Employee NDAs referenced in Section 6.7 executed by the employees of the Company;

(n) the Employment Agreements referenced in Section 6.8 executed by Richard S. Ianieri and John Iffland;

(o) the Contribution Agreement executed by the parties thereto;

(p) the Final Certificate and Flow of Funds Memorandum signed by the Company, the Parent, the Stockholders, the Seller Representative and certain service providers of the Company that are receiving payments identified therein;

(q) evidence of the termination of (i) the Existing Performance Plans, and (ii) the Existing Employment Agreements, each in a form acceptable to Purchaser;

(r) evidence of the filing of the Parent’s Tax Return with respect to the year ending December 31, 2006, and a copy of the report of the audit by the Parent’s auditors of the Parent’s Financial Statements for the year ending December 31, 2006, which report shall contain an unqualified opinion;

(s) resolutions approved by the Board of Directors and Stockholders of Parent, in form and substance satisfactory to the Purchaser, approving the changing of the name of the Parent in accordance with Section 5.14;

(t) suitable documentation for the control of all bank and other financial accounts set forth on Schedule 3.35, as prescribed by Purchaser; and

(u) resignations effective immediately following the Closing of each of the directors, managers and officers of the Company and each of its Subsidiaries.

8.2 Closing Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to Parent or the third parties referenced in Section 2.2(c), as applicable:

(a) the Closing Date Purchase Price as provided in Section 2;

(b) a certificate executed by Purchaser attesting that Purchaser has complied with all conditions set forth in Section 7 hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Parent;

(c) an executed cross-receipt, in a form reasonably satisfactory to Purchaser and Parent; and

(d) the Employment Agreements executed by the Purchaser.

8.3 Other Closing Documents and Actions. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

9. TERMINATION.

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of Parent and Purchaser;

(b) by Purchaser, if Parent, Company or any Stockholder has committed a material breach of any provision of this Agreement that has not been cured within fifteen (15) days of written notice of such material breach;

(c) by Company and Parent, if Purchaser has committed a material breach of any provision of this Agreement that has not been cured within fifteen (15) days of written notice of such material breach;

(d) by either Purchaser or Seller Representative if an order, decree, ruling, judgment or injunction has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

(e) automatically, without any action by any party, if the Closing has not occurred before 5:00 p.m., Fairfax, VA time, on October 1, 2007.

9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then all further obligations under this Agreement shall terminate and no party hereto shall have any liability in respect of the termination of this Agreement; provided, however, that the confidentiality obligations of Purchaser, Parent, Company and the Stockholders described in Section 5.8 will survive any such termination; provided further that no such termination will relieve Purchaser, Parent, Company and the Stockholders from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination and in the event of such breach the parties hereto shall be entitled to exercise any and all remedies available under Law or equity in accordance with this Agreement.

10. INDEMNIFICATION.

10.1 Indemnification by the Parent and Stockholders. Parent and each Stockholder shall jointly and severally indemnify and hold harmless Purchaser, its Affiliates and Company (from and after the Closing) and each of their respective shareholders, trustees, directors, managers, officers, employees and agents (collectively, the “Purchaser Parties”), against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Parent, Company or any Stockholder in this Agreement or any certificate executed in connection herewith, or (ii) the non-fulfillment by Parent, Company or any Stockholder of any unwaived covenant, obligation or agreement, in each case as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Purchaser Parties’ indemnification rights provided for hereunder.

10.2 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless Parent, its Affiliates and each of their respective shareholders, trustees, directors, managers, officers, employees and agents (collectively, the “Seller Parties”), against and from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or any certificate executed in connection herewith, or (ii) the non-fulfillment or breach of any unwaived covenant, obligation or agreement, in each case as made by or on behalf of the Purchaser in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto to which it is a party or (b) enforcing the Seller Parties’ indemnification rights provided for hereunder.

10.3 Supplemental Indemnification.

(a) Supplemental Tax Indemnification. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any liability for any Taxes imposed on Company (including any underpayment penalties, interest and any Taxes imposed by any foreign taxing authority on the employees of Parent or Company) pursuant to federal, state, local or foreign Law and for Losses attributable to (i) any periods or portions thereof ending on or before the Closing Date in excess of Taxes which are included as liabilities for the purposes of computing Actual Net Assets, and (ii) Taxes, if any, imposed on the Parent or the Company attributable to the conversion from a cash basis of income tax accounting to the accrual basis of income tax accounting. All indemnification obligations set forth in this Section 10.3(a) shall be included within the term Tax Claims for purposes of this Agreement.

(b) Inaccuracy in Final Certificate and Flow of Funds Memorandum. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any underestimation of Seller Expenses or Net Indebtedness Amount set forth in the Final Certificate and Flow of Funds Memorandum (“Expense Claims”).

(c) Claims by Former Equity Holders. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any Losses related to claims or actions by Persons who were stockholders of the Parent or the Company prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any Parent or Company equity securities, including Options, stock or any other securities of the Parent or the Company (“Equity Holder Claims”).

(d) Intellectual Property Licenses. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any Losses related to all intellectual property licenses (x) which Company does not currently possess but which are necessary to operate Company as presently conducted or (y) which Company does possess but in connection with which the licensors do not continue to provide services, maintenance and support as of the Closing Date (“IP Claims”).

(e) Audits. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any Losses in any way related to the Audit Report or the substance underlying the Audit Report (“Audit Claims”).

(f) Additional Claims. Parent and each Stockholder shall jointly and severally indemnify the Purchaser Parties for any Losses in any way related to: (i) the application of Bulk Sale Laws, (ii) the application of any other Law related to transferee liability including without limitation Tax liability, (iii) the matters subject to the Additional Holdback Amount, and (iv) the failure to file with, or obtain any consent or approval of, or give any notice to, any Governmental Authority or third party as a result of the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Company, Parent and any Stockholder, whether or not listed on Schedule 6.4 or any other Disclosure Schedule (“Additional Claims”).

10.4 Survival of Representations and Warranties. Notwithstanding any right of the Purchaser fully to investigate the affairs of Company, Parent and the Stockholders, and notwithstanding any Knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of each of Company, Parent and the Stockholders contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9, 3.12(b) and (c), 3.23, 3.26, 3.31, and 3.32, and any and all claims based upon fraud, bad faith or willful misconduct shall survive indefinitely; (b) the representations and warranties made in Sections 3.17, 3.19, 3.21, 3.28, 3.29, 3.33, 3.34 and 3.40, any other Tax Claim, Expense Claim, Equity Holder Claim, IP Claim, Audit Claim and Additional Claim shall survive until five (5) days after the expiration of the applicable statute of limitation; and (c) all other representations and warranties shall survive until the date three (3) years after the Closing Date. Each representation and warranty described in clauses (a), (b) and (c), and any related indemnity claim or right, shall further survive if the party asserting such claim shall have in good faith provided written notice on or prior to the applicable date referenced in clauses (a), (b) and (c) to the party against which such claim is asserted. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.

10.5 Certain Limitations on Indemnification Obligations.

(a) Except as otherwise expressly provided in this Section 10, the Purchaser Parties and Seller Parties shall not be entitled to receive any indemnification payments under Section 10.1 or 10.2 in connection with the inaccuracy in or breach of any representation or warranty, until the aggregate amount of Losses incurred by the Purchaser Parties or Seller Parties, as the case may be, exceed Fifty Thousand Dollars ($50,000) (the “Basket Amount”), and then only for amounts of Losses in excess of the Basket Amount.

(b) Except as otherwise expressly provided in this Section 10, the maximum aggregate amount of indemnification payments under Section 10.1 or Section 10.2 in connection with the inaccuracy in or breach of any representation or warranty to which the Purchaser Parties or Seller Parties shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).

(c) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to any and all (i) Tax Claims, Expense Claims, Equity Holder Claims, IP Claims, Audit Claims or Additional Claims and (ii) breaches of the representations and warranties set forth in Sections 10.4(a) and 10.4(b) shall not be subject to either the Basket Amount set forth in Section 10.5(a) or the maximum aggregate indemnification limitation set forth in Section 10.5(b), and shall not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 10.5(b) has been met. Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to any and all claims of fraud, bad faith or willful misconduct shall not be subject to either the Basket Amount set forth in Section 10.5(a) or the maximum aggregate indemnification limitation set forth in Section 10.5(b) or in this Section 10.5(c), and shall not be used in calculating whether the maximum aggregate indemnification limitation set forth in Section 10.5(b) or in this Section 10.5(c) has been met.

10.6 Defense of Claims. In the case of any claim for indemnification under Sections 10.1, 10.2 or 10.3 arising from a claim of a third party (including the IRS or any other Governmental Authority), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within twenty (20) days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

10.7 Non-Third Party Claims. Any claim which does not result from a third party claim shall be asserted by a written notice to the other party or parties and shall be identified as a “DIRECT INDEMNITY CLAIM NOTICE.” The recipient of such notice shall have a period of thirty (30) days after receipt of such notice within which to respond thereto. During such thirty (30) day period, the recipient shall have the right to cure any applicable breach of this Agreement. If the recipient does not respond within such thirty (30) days and does not cure the applicable breach, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable Law; provided that in connection with any dispute regarding Section 2.6 or Exhibit F, the Seller Representative and the chief executive officer of the Purchaser (or his designee) shall meet in person to resolve any such dispute prior to the institution of any litigation or other dispute resolution mechanism or means.

10.8 Liability of the Company. Purchaser shall not be required after the Closing to make any claim against Company in respect of any representation, warranty, covenant or any other obligation of Company to Purchaser hereunder or under any other Transaction Document to which Company is a party. Notwithstanding anything herein to the contrary, Purchaser retains, and nothing contained in this Section 10.8 shall in any way waive or limit, their rights to bring claims against the Seller Parties in respect of a breach of any representation or warranty of Parent, Company or any Stockholder herein or in any other Transaction Document, or the non-fulfillment by the Parent, Company or any Stockholder of any covenant or agreement contained herein or in any other Transaction Document.

10.9 Tax Treatment. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

10.10 No Waiver. The foregoing indemnification provisions in this Section 10 (including, without limitation, the provisions of Section 10.4 and Section 10.5) do not (a) waive or affect any claims for fraud, bad faith or willful misconduct to which any Purchaser Party may be entitled, or shall relieve or limit the liability of any Seller Party from any liability arising out of or resulting from fraud, bad faith or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (b) waive or affect any equitable remedies to which Purchaser may be entitled.

10.11 No Right of Contribution. No Stockholder or Parent shall have any right to seek contribution from Company or Purchaser with respect to all or any part of Parent’s or any Stockholder’s indemnification obligations under this Section 10.

10.12 Exclusive Remedy. Except as set forth in the next sentence or otherwise expressly provided herein, the remedies provided for in this Section 10 shall be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, managers, employees, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement. The foregoing shall not limit any party’s rights related to claims of fraud, bad faith or willful misconduct, or to seek equitable remedies or rights to setoff or recoupment.

11. POST CLOSING MATTERS. Following the Closing Date, the parties agree as follows:

11.1 Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 hereof). Parent and each Stockholder acknowledge and agree that from and after the Closing Purchaser will be entitled to possession of and Parent or any Stockholder will provide to Purchaser all documents, books, records (including Tax records), agreements, corporate/company minute books and financial data of any sort relating to Company.

11.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10 hereof). This provision shall be inapplicable to any direct claims between the Parent or the Stockholders or their representatives or Affiliates on the one hand, and the Company, the Purchaser or their representatives or Affiliates on the other hand.

11.3 Transition. Neither Parent, Company nor any Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Parent and each Stockholder will refer all customer inquiries relating to the business of Company to Company from and after the Closing.

11.4 Confidentiality. Section 5.8 includes certain obligations of the Parent and Stockholders to protect Confidential Information. If Parent or any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Parent or such Stockholder may disclose the Confidential Information to the tribunal; provided, however, that Parent or such Stockholder shall use its Reasonable Best Efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

11.5 Books and Records. Each party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 11.5 shall be kept confidential pursuant to Section 11.4 (which shall continue to apply to this extent following the Closing Date) by the party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use. This provision shall be inapplicable to any direct claims between the Parent or any Stockholder or their representatives or Affiliates on the one hand, and the Company, the Purchaser or its representatives or Affiliates on the other hand.

11.6 Cooperation and Records Retention. Parent, Company and the Stockholders on the one hand, and Purchaser on the other hand, each shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for any Taxes; (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, specifically with respect to Federal and State Research and Experimentation Credit (known as “R&E Credit”); (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period; and (iv) cooperate with respect to closing the books of Company and filing a tax return for Company as of the Closing Date. The party requesting any such assistance or information shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such assistance or information.

11.7 Tax Matters.

(a) Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Any Tax Returns filed pursuant hereto must be consistent with the calculation of Net Assets, unless otherwise required by Law. No later than twenty (20) days prior to filing, Parent shall deliver to Purchaser all such Tax Returns and any related work papers and shall permit Purchaser to review and comment on each such Tax Return and Parent shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Parent shall timely pay to the appropriate Taxing Authority any Taxes of Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Actual Net Assets. The costs, fees and expenses related to the preparation of such Tax Returns shall be estimated and accrued as a liability of Company for purposes of calculating Net Assets and the amount estimated and accrued shall be paid by Company.

(b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Purchaser shall prepare or cause to be prepared in a manner consistent with the prior Tax Returns of Company, unless otherwise required by Law, and file or cause to be filed any such Tax Returns. Purchaser shall permit the Parent to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Parent. Any Taxes of Company with respect to the portion of such period ending on the Closing Date, to the extent such Taxes were not included as a liability in the calculation of Actual Net Assets, shall be paid in cash by Parent. The costs, fees and expenses related to the preparation of such Tax Returns shall be paid by Purchaser or Company. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with GAAP and the prior practice of Company.

(c) Tax Sharing Agreements. All Tax Sharing Agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Company shall not be bound thereby or have any liability thereunder.

(d) Covenant Regarding Code Section 754 Election. To the extent the Company has not made an election under Code Section 754, or the Company’s Operating Agreement does not provide for such an election, Parent and the Stockholders hereby agree to take any and all actions, as may be requested by Purchaser, to timely make the election under Code Section 754.

11.8 Market Stand-Off. Parent, Company, and the Stockholders acknowledge that the existence of this Agreement and the negotiations with respect hereto may be considered material non-public information. Parent, Company, and the Stockholders shall not, and shall notify in writing those Parent and Company officers, directors, managers, and affiliates and those of the Parent’s or Company’s employees who have knowledge or become aware of the existence of this Agreement and/or the negotiations with respect hereto not to, purchase, sell, pledge, hypothecate or otherwise transfer, or grant or acquire any option or other right to purchase, any securities of Purchaser from the date hereof through the third Business Day after the public announcement by Purchaser of the existence of this Purchase Agreement and its subject matter.

11.9 Release and Covenant Not to Sue. Subject to and effective as of the Closing, Parent and each Stockholder hereby releases and discharges the Company and its Subsidiaries from and against any and all claims, demands, obligations, agreements, debts and liabilities whatsoever, whether known or unknown, both at law and in equity, which Parent or any of the Stockholders now has, has ever had or may hereafter have against the Company or any of its Subsidiaries arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company or any of its Subsidiaries, whether pursuant to its Certificate of Formation or Operating Agreement, contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, Parent and each Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or causing to be commenced, any proceeding of any kind against the Company and its Subsidiaries, based upon any matter purported to be released hereby. Notwithstanding anything to the contrary contained herein, none of the Stockholders releases, discharges or waives any claim that he or it has, has ever had or may hereafter have against the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) and each Stockholder hereby expressly reserves any such claims against the Purchaser and its Subsidiaries (other than the Company and its Subsidiaries).

12. EXPENSES. Except as otherwise expressly set forth elsewhere in this Agreement, Purchaser shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and Parent, Company and Stockholders shall bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date in accordance with Section 2.2(c). Parent and Stockholders shall bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees, subject to the provisions of this Agreement. Parent and Stockholders shall pay all applicable Taxes, if any, which are due as a result of the transfer of the Equity in accordance herewith.

13. AMENDMENT; BENEFIT AND ASSIGNABILITY. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Seller Representative and Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right (whether third party beneficiary or otherwise) hereunder. Parent and Stockholders and Purchaser acknowledge and agree that Purchaser may merge with another business entity after Closing, and any successor business entity will have all of the rights, remedies and obligations of Purchaser hereunder, as applicable. This Agreement (and the parties respective rights hereunder) may not be assigned by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign all or any portion of this Agreement to any Affiliate of Purchaser, provided that Purchaser shall remain obligated for the payment of the Purchase Price and the performance of this Agreement.

14. NOTICES. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing addressed as follows:

If to Company (prior to the Closing), Parent or any Stockholder:

Coherent Systems International, Corp.
275 S. Main St., Suite 11
Doylestown, Pennsylvania 18901
Attention: President
Facsimile: (215) 348-4163

with a copy to:	Alan L. Director, Esq. Suite 400, Jenkintown Plaza 101 Greenwood Avenue Jenkintown, Pennsylvania 19046 Facsimile: (215) 576-6372
If to Purchaser (or the Company after the Closing):
Argon ST 12701 Fair Lakes Circle, Suite 800 Fairfax, Virginia 22033 Attention: Chief Financial Officer Facsimile: (703) 622-9457
with a copy to:	Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Attention: Michael M. Mannix, Esq.

Facsimile: (703) 720-8610

Copies set forth above are for courtesy only, and are not necessary to complete notice to a party hereto. Notices shall be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices delivered via facsimile will be deemed given when actually received by the recipient, provided that by no later than two (2) days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices delivered by personal service shall be deemed given when actually received by the recipient. Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

15. WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

16. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

17. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Facsimiles of signatures shall be deemed to be originals.

18. CONSTRUCTION. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

19. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

20. CHOICE OF LAW, FORUM. This Agreement is to be construed and governed by the Laws of the State of Delaware (without giving effect to principles of conflicts of laws). Purchaser, Parent, Company and Stockholders irrevocably agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state court located in Fairfax County, Virginia or in the United States District Court, Eastern District of Virginia (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

21. PUBLIC STATEMENTS. Purchaser will determine when to announce the transactions contemplated by this Agreement and the content of such announcement. The Parent, the Company and the Stockholders agree not to make any public announcements and to consult with Purchaser prior to and with respect to any internal communications with Company employees regarding the proposed transaction.

22. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

23. REMEDIES. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any Law. Any such party will be entitled to (i) enforce such rights specifically, without posting a bond or other security, (ii) to recover damages by reason of a breach of any provision of this Agreement and (iii) to exercise all other rights granted by Law.

24. SELLER REPRESENTATIVE.

(a) By the execution and delivery of this Agreement, Parent and each Stockholder hereby irrevocably constitute and appoint Richard S. Ianieri as the true and lawful agent and attorney-in-fact (the “Seller Representative”) of such Person with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Parent and Stockholders, if any, as the Seller Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including, but not limited to:

(i) to agree upon or compromise any matter related to the calculation of any adjustments, under this Agreement;

(ii) to direct the distribution of the Purchase Price;

(iii) to act for the Parent and Stockholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Parent and Stockholders any indemnification claim made by or against the Parent or any Stockholder, if any;

(iv) to act for the Parent and Stockholders with respect to all post-Closing matters including pursuant to Section 11 and including to consent to the release of any or all funds due the Parent from the Retained Amount;

(v) to terminate, amend or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of the Parent or Stockholders in the reasonable judgment of the Seller Representative, shall be taken in the same manner with respect to the Parent and all Stockholders unless otherwise agreed by the Parent and each Stockholder who is subject to any disparate treatment of a potentially adverse nature;

(vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel;

(vii) to retain a portion of the Purchase Price as a reserve against the payment of expenses incurred in his capacity as the Seller Representative;

(viii) to sign any releases or other documents with respect to and dispute or remedy arising under the Transaction Documents; and

(ix) to do or refrain from doing any further act or deed on behalf of the Parent and Stockholders which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as Parent or any of the Stockholders could do if personally present and acting.

Without limiting the foregoing, after the Closing Seller Representative shall take the actions to be taken by Parent and the Stockholders under Section 11 hereof.

(b) The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Parent and Stockholders hereunder appointing the Seller Representative in all matters referred to in this Agreement. Each of the Parent and Stockholders appointing the Seller Representative hereby ratifies and confirms all that the Seller Representative shall do or cause to be done by virtue of such Seller Representative’s appointment as Seller Representative of the Parent and Stockholders. The Seller Representative shall act for the Parent and Stockholders appointing the Seller Representative on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Parent and Stockholders but the Seller Representative shall not be responsible to the Parent nor any of the Stockholders for any loss or damage that the Parent or any of the Stockholders may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement and any other agreement appointing such Seller Representative, other than loss or damage arising from willful misconduct or fraud in the performance of such Seller Representative’s duties under this Agreement.

(c) Each of the Parent and Stockholders appointing the Seller Representative hereunder hereby expressly acknowledges and agrees that any Person shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, Parent or any of the Stockholders. If the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the Person appointed by the Parent; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Stockholder shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. The Parent and the Stockholders appointing the Seller Representative do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Loss (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of such Seller Representative’s duties under this Agreement, except for any such liability arising out of the gross negligence or willful misconduct of the Seller Representative.

(d) The Seller Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment of all his expenses incurred as the Seller Representative. In connection with the foregoing, at the Closing and pursuant to Section 24(a)(vii), Purchaser shall deposit with the Seller Representative, for the benefit of the Parent and Stockholders, $50,000 of the Closing Payment (the “Expense Funds”) by wire transfer of immediately available funds to an account designed in writing by the Seller Representative, to be used by the Seller Representative to pay expenses incurred by the Seller Representative in his capacity as the Seller Representative. Once the Seller Representative determines, in his sole discretion, that the Seller Representative will not incur any additional expenses in his capacity as the Seller Representative, then the Seller Representative shall distribute the remaining unused Expense Funds, if any, to the Parent.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

Argon ST, Inc.

By: /s/ Terry L. Collins

Name: Terry L. Collins Title: Chief Executive Officer

PARENT:

Coherent Systems International, Corp.

By: /s/ Richard S. Ianieri

Richard S. Ianieri, President and Chief Executive Officer

COMPANY:

CSIC Holdings, LLC

By: /s/ Richard S. Ianieri

Richard S. Ianieri, President and Chief Executive Officer

SELLER REPRESENTATIVE:

/s/ Richard S. Ianieri

Richard S. Ianieri

(Signatures continue on following page.)

STOCKHOLDERS:

/s/ Richard S. Ianieri

Richard S. Ianieri, Individually

/s/ John Iffland

Brig. Gen. John Iffland (USAF, Ret.), Individually

/s/ Michael Svecz

Michael Svecz, Individually

/s/ Scott H. Davis

Scott H. Davis, Individually